SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

PROPHET 21, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock of Prophet 21, Inc., $0.01 per share (the “Common Shares”)

(2)	Aggregate number of securities to which transaction applies:
3,902,338 outstanding Common Shares*

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$16.30, the proposed per share cash payment to be made to holders of our common stock as a result of the transactions described in the Proxy Statement

(4)	Proposed maximum aggregate value of transaction:
$68,467,903.77

(5)	Total fee paid:
$13,694

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(*) There are options outstanding to purchase shares of our common shares. Options to purchase an aggregate of 658,152 Common Shares have an exercise price of less than $16.30 per share, the proposed per share cash purchase price in the merger. Such options have exercise prices ranging from $4.125 to $16.125 per share (a weighted average exercise price of $8.916 per share), and have been allocated an aggregate value of $4,859,794.37 for purposes of calculating the filing fee. The options and warrants with exercise prices of $16.30 or more per share have been allocated no value for purposes of calculating the filing fee.

PROPHET 21, INC.
19 WEST COLLEGE AVENUE
YARDLEY, PENNSYLVANIA 19067

                , 2002

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Prophet 21, Inc. (the “Company”). The special meeting will be held on            , 20     at            , local time, at                 . At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2002, by and between the Company and XXI Merger Corp. (“XXI”), an entity formed by Thoma Cressey Equity Partners (“TCEP”) and LLR Equity Partners, L.P. (“LLR”), and to approve the transactions contemplated by the merger agreement, including the merger.

Under the merger agreement, XXI will be merged with and into the Company, and TCEP and LLR will own substantially all of the stock in the Company. If the merger agreement is adopted and the transactions it contemplates, including the merger, are approved, then at the effective time of the merger, each outstanding share of our common stock, other than stock held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $16.30 in cash, without interest. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

Our board of directors has considered the proposed merger and the merger agreement. In connection with its evaluation of the merger and the merger agreement, the board of directors retained U.S. Bancorp Piper Jaffray to render an opinion as to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be received by them in connection with the merger. U.S. Bancorp Piper Jaffray has delivered to the board of directors its opinion dated November 7, 2002 to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration to be received by the stockholders of the Company in connection with the transaction was fair, from a financial point of view. You should carefully read the written opinion of U.S. Bancorp Piper Jaffray that is attached as Annex B to the accompanying proxy statement.

The Company’s board of directors has determined that the merger agreement and the merger are advisable and fair to and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger, and unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

Adoption of the merger agreement and approval of the transactions it contemplates, including the merger, requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock. John E. Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, as well as certain trusts for the benefit of their children, have entered into a voting agreement obligating them to vote shares constituting an aggregate of 49.9% of the outstanding common stock in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger, at the special meeting. You are encouraged to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

I urge you to read the enclosed materials. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, AFTER READING THIS PROXY STATEMENT AND THE ENCLOSED MATERIALS, PLEASE INDICATE ON THE PROXY CARD HOW YOU WANT YOUR SHARES TO BE VOTED. PLEASE DATE, SIGN AND MAIL THE PROXY CARD IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. If you sign and return your proxy card without indicating your choice, your shares will be voted in accordance with the recommendation of the board of directors.

Sincerely,

/s/ Charles L. Boyle, III

Charles L. Boyle, III
President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction nor upon the accuracy of adequacy of the information contained in this document. Any representation to the contrary is unlawful.

PROPHET 21
19 WEST COLLEGE AVENUE
YARDLEY, PENNSYLVANIA 19067
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                , 20

To the Stockholders of Prophet 21, Inc.:

A special meeting of the stockholders of Prophet 21, Inc. (“we,” “us,” “our” or the “Company”) will be held on            , 20     at            , local time, at                , to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2002, by and among the Company and XXI Merger Corp. (“XXI”), under which XXI will be merged with and into the Company, with the Company surviving the merger, and to approve the transactions it contemplates, including the merger. In the merger, each outstanding share of the Company’s common stock, other than shares held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $16.30 in cash, without interest.

Our board of directors has fixed the close of business on            , 20     as the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purposes related to the special meeting during ordinary business hours on the ten days prior to the special meeting at our offices, 19 West College Avenue, Yardley, Pennsylvania 19067.

Please carefully read the proxy statement and the other materials concerning the Company and the merger, which are mailed with this notice, for a more complete explanation of the matters to be acted upon at the special meeting. This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger, as described in the accompanying proxy statement and Annex C to the proxy statement.

The Company’s board of directors has determined that the merger agreement and the transactions it contemplates, including the merger, are advisable and fair to and in the best interests of the Company and our stockholders. Accordingly, the board of directors unanimously adopted and approved the merger agreement and the transactions it contemplates, including the merger, and unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

Whether or not you expect to attend the special meeting, you are encouraged to vote your shares of our common stock by dating and signing the enclosed proxy and returning it as promptly as possible in the accompanying envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors,

/s/ Dorothy M. Meggitt

Dorothy M. Meggitt
Secretary

                , 2002

PROPHET 21, INC.
19 WEST COLLEGE AVENUE
YARDLEY, PENNSYLVANIA 19067

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is dated            , 2002 and is first being mailed to stockholders on or about that date.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?	A: The special meeting will take place on , 20 at , local time, at .

Q: WHO IS ELIGIBLE TO VOTE?	A: All stockholders of record as of the close of business on , 20 .

Q: WHAT AM I BEING ASKED TO VOTE UPON?
A: You are being asked to vote to adopt the merger agreement and approve the transactions it contemplates, including the merger of XXI Merger Corp. (“XXI”), an entity formed by Thoma Cressey Equity Partners (“TCEP”) and LLR Equity Partners, L.P. (“LLR”), with and into Prophet 21, Inc. (“we,” “us,” “our” or the “Company”). As a result of the merger, TCEP and LLR will own substantially all of our capital stock.

Q: WHAT WILL I RECEIVE IN THE MERGER?	A: Upon consummation of the merger, each share of our common stock that you own will be converted into the right to receive $16.30 in cash, without interest.

Q: HOW MANY VOTES DO I HAVE?	A: You have one vote for each share of our common stock that you owned of record at the close of business on , 20 .

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?
A: For the merger to occur, the merger agreement must be adopted and the transactions it contemplates, including the merger, approved by the holders of a majority of the outstanding shares entitled to vote on the merger. John E. Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, as well as certain trusts for the benefit of their children, have entered into a voting agreement obligating them to vote shares constituting an aggregate of 49.9% of the outstanding common stock in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

Q: WHO IS SOLICITING THE PROXY?	A: The proxy is being solicited by the board of directors on behalf of the Company.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THE MERGER?
A: Our board of directors has considered the merger agreement and the transactions it contemplates, including the merger. Following our board of directors’ consideration of a number of factors, including the opinion of U.S. Bancorp Piper Jaffray, our board of directors has determined that the merger agreement and the merger are advisable and fair to and in the best interests of our stockholders. A more complete description of the reasons for the merger can be found beginning on page 16.

Q: WHAT WAS THE OPINION OF THE FINANCIAL ADVISOR?
A: The board of directors considered the opinion of its financial advisor, U.S. Bancorp Piper Jaffray, which presented a written opinion to the effect that, as of November 7, 2002, the date of its opinion and the date the board made its determination, and based upon and subject to the assumptions made, matters considered and limitations of review described in the written opinion, the merger consideration is fair, from a financial point of view, to the holders of our common stock.

Q: DOES XXI HAVE THE FINANCIAL RESOURCES TO PAY FOR THE COMMON STOCK?
A: The aggregate consideration payable in the merger is approximately $68.5 million and the aggregate amount of transaction expenses payable by XXI if the merger is completed is approximately $750,000. XXI has advised us that it has the resources to fund the consideration to be paid to the holders of common stock in the merger and to pay expenses related to the transaction. There is no financing condition to the consummation of the merger.

Q: HOW DO I VOTE?	A: You may cast your vote in either of the following ways:

•	by completing the accompanying proxy card and returning it in the enclosed envelope; or

•	by appearing and voting in person at the special meeting.

If your shares are held in “street name,” which a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Q: MAY I CHANGE MY VOTE?
A: Yes. You may change your vote by following any of these procedures. If you are a stockholder “of record,” meaning that your shares are registered in your name, then in order for you to revoke your proxy, you must:

•	send another signed proxy card with a later date to the address indicated on the proxy card;

•	send a letter revoking your proxy to our President and Chief Executive Officer, Charles L. Boyle, III, at the address indicated on page 4; or

•	attend the special meeting, notify us in writing that you are revoking your proxy, and then vote in person.

If you are not a holder of record but you are a “beneficial holder,” meaning that your shares are registered in another name (for example in “street name”), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Q: HOW DO I VOTE IN PERSON?
A: If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on            , 20    , the record date for determining which of our stockholders are entitled to notice of, and to vote at, the meeting, in order to be admitted to the meeting. However, if you want to vote your shares that are held in street name, you must obtain a “legal proxy” from the holder of record and present it at the special meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?	A: No. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.
Q: WHOM SHOULD I CALL IF I HAVE ANY QUESTIONS?
A: If you have any questions about the special meeting or your ownership of our common stock or the merger and the related transactions, please contact our President and Chief Executive Officer, Charles L. Boyle, III, at the following address:

Charles L. Boyle, III
Prophet 21, Inc.
19 West College Avenue
Yardley, PA 19067
Telephone: (215) 493-8900

SUMMARY TERM SHEET

The following summary briefly describes the material aspects of the proposed merger of our company with XXI. While this summary describes the material aspects that you should consider when evaluating the merger, the proxy statement contains a more detailed description of these topics. We encourage you to read this proxy statement and its annexes, as well as the other documents to which we refer you, before voting. In this summary, we have included section and page references to direct you to a more complete description of the topics described in this summary.

Time, Place, Date (page 10)

The special meeting of our stockholders will be held on            , 20         at            , local time, at            , or at any adjournment or postponement thereof.

Purpose of the Special Meeting (page 10)

At the special meeting you will be asked to (i) consider and vote on a proposal to adopt the merger agreement, dated November 8, 2002, which is attached to this proxy statement as Annex A, and approve the transactions it contemplates, including the merger, and (ii) vote on such other business as may be properly presented for action at the special meeting or any adjournment or postponement of the special meeting. If the merger agreement is adopted and the transactions it contemplates, including the merger, are approved, and the merger is consummated, your shares will be converted into the right to receive $16.30 per share in cash, without interest.

Record Date; Voting at the Meeting; Quorum (page 10)

The board has fixed the close of business on            , 20         as the record date for the special meeting. You will be entitled to vote at the special meeting only if you are a stockholder of record as of the close of business on            , 20        .

You will be entitled to one vote per share. The presence, in person or by proxy, of the holders of shares representing at least a majority of the outstanding common stock is required for a quorum for the transaction of business at the special meeting. The presence at the special meeting of John E. Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, whether in person or by proxy, will constitute a quorum.

Required Vote (page 11)

Under Delaware law, the proposal to adopt the merger agreement and approve the transactions it contemplates, including the merger, must be approved by the affirmative vote of the holders of a majority of the outstanding common stock, which is the only outstanding class of capital stock entitled to vote on the proposal. John E. Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, as well as certain trusts for the benefit of their children, have entered into a voting agreement obligating them to vote shares constituting an aggregate of 49.9% of the outstanding common stock in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

The Parties

Prophet 21, Inc.

Principal Executive Offices:

19 West College Avenue,
Yardley, PA 19067
Attention: Charles L. Boyle, III
Telephone: (215) 493-8000

We are a Delaware corporation. We are a leader in providing durable goods distributors with innovative, adaptive solutions essential for running their businesses. We offer enterprise software solutions for Windows and UNIX operating systems and an internet trading network, as well as support services associated with all of these products.

XXI Merger Corp.:

Principal Executive Offices:

c/o Thoma Cressey Equity Partners
One Embarcadero Center, Suite 2930
San Francisco, CA 94111
Attention: Orlando Bravo
Telephone: (415) 263-3660

XXI Merger Corp. is a Delaware corporation newly formed by TCEP and LLR for the sole purpose of effecting the merger.

Certain Effects of the Merger (page 15)

Following the merger, (i) we will be the surviving corporation of the merger, and substantially all of our capital stock will be owned by TCEP and LLR, (ii) our common stock will no longer be listed on the Nasdaq National Market, and (iii) we will no longer be required to file periodic and other reports with the United States Securities and Exchange Commission, or SEC, and will formally terminate our reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”). As a result of the merger, the holders of our common stock will be entitled to receive the cash merger price of $16.30 per share and will no longer have any interest in us, including our future earnings or growth.

Board of Directors’ Recommendation to Stockholders

Our board of directors believes that the terms of the merger agreement and the transactions contemplated by the agreement, including the merger, are advisable and fair to and in the best interests of the holders of our common stock. The board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the transactions it contemplates, including the merger.

Our Position as to the Fairness of and the Reasons for Recommending Approval of the Merger (page 16)

In reaching its conclusion to approve and recommend the merger agreement and the transactions it contemplates, including the merger, our board of directors considered, among other factors, the detailed factors that are described on pages 16 and 17.

Opinion of U.S. Bancorp Piper Jaffray (page 17)

U.S. Bancorp Piper Jaffray, which served as financial advisor to the board of directors, has delivered a written opinion to the board of directors that, as of November 7, 2002, the date the board made its recommendation, the $16.30 per share merger consideration was fair, from a financial point of view, to our stockholders. A copy of U.S. Bancorp Piper Jaffray’s opinion, which includes a discussion of the information reviewed, assumptions made and matters considered by U.S. Bancorp Piper Jaffray, is attached to this proxy statement as Annex B. You should read this opinion in its entirety, as well as the other information described under “Special Factors — Opinion of U.S. Bancorp Piper Jaffray.”

Consideration to be Received by Our Stockholders (page 27)

Upon the merger, all holders of common stock will be entitled to receive $16.30 in cash for each share of common stock, without interest.

How Will Options be Treated (page 29)

We have issued options exercisable to purchase our common stock. Each option to purchase shares of our common stock, whether or not then exercisable or vested, will be cancelled as of the effective time of the merger. In consideration of such cancellation, holders of cancelled options with an exercise price of less than $16.30 will be entitled to receive at the closing of the merger an amount in respect of the cancelled option equal to the product of (i) the excess of $16.30 over the exercise price of the option and (ii) the number of shares of common stock subject to the option (net of withholding and excise taxes required by law to be withheld with respect thereto).

Security Ownership of Management, Directors and Other Affiliates (page 25)

On            , 20        , the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof, John E. Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, as well as certain trusts for the benefit of their children, owned and were entitled to vote         shares of our common stock, representing approximately        % of the outstanding common stock on that date. On the record date, our directors (other than Dr. and Mrs. Meggitt) and executive officers and their associates and affiliates owned and were entitled to vote         shares of our common stock (not including shares issuable upon the exercise of options that are exercisable as of or within 60 days after the record date), representing less than 1% of the outstanding common stock on that date. See “Information Concerning the Special Meeting — Required Vote” above.

John E. Meggitt and Dorothy M. Meggitt, as well as certain trusts for the benefit of their children, have entered into a voting agreement obligating them to vote shares constituting an aggregate of 49.9% of the outstanding common stock in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

Financing of the Merger (page 22)

The total amount of funds required to consummate the merger, including the expenses of XXI, is approximately $69.2 million. XXI has advised us that it has the resources to fund the consideration to be paid to the holders of common stock in the merger and to pay expenses related to the transaction. There is no financing condition to the consummation of the merger.

Material Federal Income Tax Consequences of the Merger (page 22)

The merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as result of the merger measured by the difference, if any, between the $16.30 per share merger consideration and the adjusted tax basis of each share of our common stock owned by the stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see “Special Factors — Material Federal Income Tax Consequences of the Merger.”

Conditions to the Merger (page 37)

We will complete the merger only if specific conditions are satisfied or waived, including the following:

•	the merger agreement shall have been duly adopted, and the transactions it contemplates, including the merger, shall have been approved, by our stockholders;

•	the representations and warranties made in the merger agreement shall be true and correct on the effective date of the merger, subject to certain materiality qualifications;

•	neither XXI nor the Company shall have breached in any material respect our respective obligations under the merger agreement;

•	we shall have obtained all necessary consents to the consummation of the merger; and

•	holders of no more than 10% of our outstanding common stock shall have exercised appraisal rights under Delaware law.

Dissenters’ Rights of Appraisal (page 40)

If you do not vote in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger, and you fulfill other procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares. You must carefully and precisely follow the applicable procedures under Delaware law in order to be entitled to appraisal rights. The text of Section 262 of the Delaware General Corporation Law is provided in Annex C.

FORWARD LOOKING STATEMENTS

This proxy statement contains certain information and forward-looking statements relating to us that are based on the beliefs of our management as well as assumptions we have made and information currently available to us. When used in this document or in those documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, those relating to changes in general economic and business conditions, changes in business strategy, dependence on existing management, activities of competitors, the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and various other factors, both referenced and not referenced in this proxy statement and in our periodic filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. We do not intend, or assume any obligations, to update these forward-looking statements. For more information regarding us and the risks applicable to our business, please review our filings with the SEC, including our periodic reports on Forms 10-K and 10-Q and our current reports on Form 8-K. These documents are available without charge from the SEC’s web site at www.sec.gov.

INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place, Date

This proxy statement is furnished in connection with the solicitation by our board of directors of proxies from the holders of shares of our common stock for use at the special meeting to be held at            , local time, on                , 20     at                        , or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed Notice of Special Meeting of Stockholders.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote upon (i) adoption of the merger agreement and approval of the transactions it contemplates, including the merger, and (ii) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the merger of our company with XXI, with our company continuing as the surviving corporation. Pursuant to the merger agreement, each outstanding share of our common stock, other than common stock held (i) in our treasury, or (ii) by stockholders who perfect their rights under Delaware law to dissent from the merger and seek an appraisal of the fair value of their shares, will be converted into the right to receive $16.30 per share in cash, without interest.

Our board of directors considered the proposed merger and merger agreement, and negotiated the definitive merger agreement. At a meeting of our board of directors held on November 7, 2002, all of the members of the board concluded that the terms and provisions of the merger agreement and the transactions it contemplates, including the merger, are advisable and fair to and in the best interests of the stockholders, approved the merger agreement, and unanimously recommended that the stockholders adopt the merger agreement and approve the transactions it contemplates, including the merger. Our board of directors, in reaching its decision, considered a number of factors including the opinion of U.S. Bancorp Piper Jaffray, financial advisor to the board of directors. See “Special Factors—Our Position as to the Fairness of and Reasons for Recommending Approval of the Merger.” A copy of U.S. Bancorp Piper Jaffray’s opinion, which explains the information reviewed, assumptions made, procedures followed and matters considered by U.S. Bancorp Piper Jaffray in rendering its opinion, is attached as Annex B to this proxy statement. See also “Special Factors—Opinion of U.S. Bancorp Piper Jaffray.”

Our board of directors unanimously recommends that stockholders vote for adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

Record Date; Voting at the Meeting; Quorum

The board of directors has fixed the close of business on            , 20     as the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Only stockholders of record as of the close of business on            , 20     will be entitled to notice of and to vote at the special meeting.

As of the close of business on the record date, we had outstanding             shares of common stock, held of record by approximately                 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of at least a majority of the common stock at the special meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting. A broker non-vote occurs when brokers are prohibited from exercising discretionary authority in voting shares for beneficial holders who have not provided voting instructions. The presence at the special meeting of John E. Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, whether in person or by proxy, will constitute a quorum.

Required Vote

Under Delaware law, the merger agreement must be adopted, and the transactions it contemplates, including the merger, must be approved, by the affirmative vote of the holders of a majority of the outstanding shares of common stock, which is the only outstanding class of capital stock entitled to vote on the proposal. John E.

Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, as well as certain trusts for the benefit of their children, have entered into a voting agreement obligating them to vote shares constituting an aggregate of 49.9% of the outstanding common stock in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

Failure to return an executed proxy card or to vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against adoption of the merger agreement and approval of the transactions it contemplates, including the merger, for purposes of Delaware law. Similarly, broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the transactions it contemplates, including the merger.

Voting Your Shares by Proxy

When you return your proxy card, you are giving your “proxy” to the individuals we have designated in the proxy to vote your shares as you direct at the special meeting. If you sign the proxy card but do not make specific choices, these individuals will vote your shares for each proposal as recommended by the board of directors. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, these individuals will vote your shares in accordance with their best judgment. At the time we printed this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement.

Revoking Your Proxy

A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a stockholder who is a “record holder” (meaning one whose shares are registered in his or her own name) to revoke a proxy, the stockholder may either:

•	send another signed proxy card with a later date to the address indicated on the proxy card;

•	send a letter revoking the stockholder’s proxy to our President and Chief Executive Officer, Charles L. Boyle, III, at the address indicated on page 4; or

•	attend the special meeting, notify us in writing that the stockholder is revoking his or her proxy and vote in person.

A “beneficial holder” (meaning one whose shares are held of record in another name (for example in “street name”)) must follow the procedures required by the record holder, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the record holder directly for more information on these procedures.

Voting Shares Held in “Street Name”

If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be able to vote them on the merger. This will have the same effect as if your shares were voted against the merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or Internet.

Voting in Person

Stockholders who attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on            , 20    . However, if you want to vote your shares held in street name, you must to obtain a “legal proxy” from the holder of record and present it at the special meeting.

Appraisal Rights

Delaware law entitles stockholders who do not vote in favor of a merger and who fulfill other applicable procedural requirements to demanda judicial appraisal of the fair value of their shares. If you do not vote in favor of the merger and if you follow the procedures set forth beginning on page 40, you may have dissenters’ rights. Failure to follow such procedures precisely will result in a loss of your dissenters’ rights.

Costs of Soliciting Proxies

We will pay all of the costs of soliciting these proxies, consisting mostly of printing and mailing costs. Although we are mailing these proxy materials, our directors and employees may also solicit proxies in person or by telephone, telecopier or other electronic means of communication.

Exchanging Stock Certificates

Holders of our common stock should not send in their stock certificates with the proxy cards. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Effective Time

The merger will be effective as soon as practicable following stockholder approval and adoption of the merger agreement at the special meeting and satisfaction or waiver of the terms and conditions set forth in the merger agreement, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

SPECIAL FACTORS

Overview

For an overview of our operations and a discussion of our financial condition, see our Annual Report on Form 10-K for the year ended June 30, 2002, as amended by our Form 10-K/A filed on October 28, 2002, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002.

Background of the Merger

The Company was established in 1967 and completed an initial public offering of 1,500,000 shares of common stock at $10.00 per share in March 1994. After our initial public offering, including the exercise by the underwriters of their overallotment option, John E. Meggitt and Dorothy M. Meggitt, the Company’s founders and members of its board of directors, owned in the aggregate approximately 62.5% of our issued and outstanding common stock. As of the record date, Dr. and Mrs. Meggitt owned in the aggregate approximately        % of our issued and outstanding common stock.

Our industry is highly fragmented and is rapidly consolidating. As a result, we continue to compete with larger, more capitalized competitors, and anticipate that additional large competitors may enter our industry. We have regularly evaluated different strategies for improving our competitive position and enhancing stockholder value. As part of these evaluations, we have, from time to time, considered various strategic alternatives to pursuing our business plan as an independent entity, including acquisitions, distributions and various business combinations.

In late 2001, the board of directors determined to pursue a sale of the Company. In addition, Dr. and Mrs. Meggitt also informed the board of their desire to sell their shares depending upon a price the purchaser might be willing to pay. Over the next several months, the Company’s board of directors met with representatives of several investment banking firms in order to select one of them as financial advisor to the board of directors. Following the meetings, the board determined to retain U.S. Bancorp Piper Jaffray as its financial advisor, based on that firm’s expertise in mergers and acquisitions, knowledge of the Company’s industry and prior relationship with the Company. The Company and U.S. Bancorp Piper Jaffray entered into an engagement letter on February 12, 2002.

At a regularly scheduled meeting of the Company’s board of directors held on April 26, 2002, the board of directors authorized U.S. Bancorp Piper Jaffray to contact likely third party strategic and financial acquirers to explore the possibility of a business combination or merger. Over 50 such potential buyers, all identified by U.S. Bancorp Piper Jaffray and management, were contacted, including TCEP, LLR and another party that shall be referred to herein as the Third Party Financial Buyer. Commencing on March 4, 2002, representatives of U.S. Bancorp Piper Jaffray began contacting third party strategic and financial acquirers.

On May 1, 2002, the Company and the Third Party Financial Buyer entered into a confidentiality agreement relating to a potential business combination.

On May 23, 2002, representatives of U.S. Bancorp Piper Jaffray had an initial meeting with representatives of the Third Party Financial Buyer, at which general parameters of a potential transaction with the Company were discussed.

On June 7, 2002, the Company and TCEP entered into a confidentiality agreement relating to a potential business combination.

On June 12, 2002, representatives of U.S. Bancorp Piper Jaffray had an initial meeting with representatives of TCEP, at which general parameters of a potential transaction with the Company were discussed.

On June 26, 2002, the Company and LLR entered into a confidentiality agreement relating to a potential business combination.

On June 28, 2002, TCEP contacted a representative of U.S Bancorp Piper Jaffray and submitted a term sheet outlining a potential acquisition structure in which TCEP would acquire the Company. Company stockholders would receive $13.50 per share in cash. After discussions with the Company and its board of directors, representatives of U.S. Bancorp Piper Jaffray called representatives of TCEP to inform them that the Company considered TCEP’s indication of interest inadequate and that TCEP would need to increase its offer price in order to reach an agreement with the Company.

On July 1, 2002, the Third Party Financial Buyer contacted a representative of U.S Bancorp Piper Jaffray and submitted a term sheet outlining a potential acquisition structure in which the Third Party Financial Buyer would acquire the Company. Company stockholders would receive per share consideration in a range of prices all of which were higher than TCEP’s initial offer price and lower than the merger consideration eventually agreed to. Subsequently, on July 10, 2002, the Third Party Financial Buyer specified that its offer would be at the low end of the suggested range.

On July 12, 2002, TCEP contacted a representative of U.S Bancorp Piper Jaffray and submitted a revised term sheet increasing the amount that Company stockholders would receive to $14.50 per share in cash. After discussions with the Company and its board of directors, representatives of U.S. Bancorp Piper Jaffray called representatives of TCEP to inform them that the Company considered TCEP’s indication of interest inadequate and that if there were to be any further discussions TCEP would need to increase its offer price.

On July 13, 2002, representatives of U.S. Bancorp Piper Jaffray called representatives of the Third Party Financial Buyer to inform them that the Company considered the Third Party Financial Buyer’s indication of interest inadequate and that it would need to increase its offer price in order to reach an agreement with the Company. After further discussions, the Third Party Financial Buyer informed U.S. Bancorp Piper Jaffray that it was unwilling to proceed at a higher offer price.

On August 6, 2002, TCEP contacted a representative of U.S Bancorp Piper Jaffray and submitted a revised term sheet increasing the amount that Company stockholders would receive to $17.50 per share in cash.

On or before August 30, 2002, each identified third party strategic or financial acquirer contacted by U.S. Bancorp Piper Jaffray, other than TCEP and LLR, indicated to representatives of U.S. Bancorp Piper Jaffray that it was not prepared to move forward with substantive discussions concerning a potential business combination with the Company at that time.

During the latter part of August 2002, at several special meetings of the Company’s board of directors, Mr. Boyle, together with representatives of U.S. Bancorp Piper Jaffray, reported to the board on the status of discussions with all strategic and financial acquirers contacted by U.S. Bancorp Piper Jaffray concerning a potential business combination. They also reported on the structure and potential terms of the business combination most recently outlined by TCEP. Mr. Boyle and the representatives of U.S. Bancorp Piper Jaffray were directed to continue discussions with TCEP concerning a potential business combination.

On August 30, 2002, the Company entered into a 30 day standstill agreement with TCEP.

From September 4, 2002 to October 2, 2002, representatives of TCEP and its legal counsel conducted business, legal and financial due diligence at the Company’s offices and at the offices of the Company’s counsel and independent auditors. On September 9, 2002, Kirkland & Ellis, counsel to TCEP, delivered first drafts of the proposed merger agreement and voting agreement to Morgan, Lewis & Bockius LLP, counsel to the Company.

On October 2, 2002, TCEP called U.S. Bancorp Piper Jaffray and stated that TCEP had determined that due to a combination of factors, including the Company’s financial performance for the quarter ended September 30, 2002 and the unavailability of third party bank and equity financing for its offer, TCEP would not proceed with the transaction at the $17.50 per share price previously discussed. TCEP indicated to Mr. Boyle and U.S. Bancorp Piper Jaffray that it would be willing to continue the discussions but would need additional time to arrange for third party bank financing and/or an equity co-sponsor and would need additional time to complete due diligence on the Company’s financial performance.

On October 3, 2002, Mr. Boyle and representatives of U.S. Bancorp Piper Jaffray held various meetings by telephone with members of the board of directors during which the board was briefed on the previous day’s discussions with TCEP. The board directed Mr. Boyle and U.S. Bancorp Piper Jaffray to continue negotiating on proposed terms of a transaction with TCEP.

From October 3 to October 9, 2002, the Company and TCEP negotiated an extension of the standstill agreement, which was executed by the parties on October 9, 2002. The standstill period was extended until November 8, 2002.

On October 28, 2002, Kirkland & Ellis delivered a revised draft of the proposed merger agreement and voting agreement to Morgan, Lewis & Bockius LLP, containing an offer price of $16.00 per share with no third party bank financing contingency. TCEP also informed Mr. Boyle and U.S. Bancorp Piper Jaffray that LLR would participate as an equity co-sponsor in the merger.

From October 28, 2002 to November 3, 2002, U.S. Bancorp Piper Jaffray and representatives of TCEP had various conversations regarding the TCEP’s revised offer price. U.S. Bancorp Piper Jaffray also informed TCEP that if there were to be any further discussions, TCEP would need to increase its offer price for the Company.

On November 4, 2002, TCEP contacted a representative of U.S Bancorp Piper Jaffray and submitted a revised offer increasing the amount that Company stockholders would receive to $16.25 per share in cash. This amount was subsequently increased to $16.30 per share and TCEP informed Mr. Boyle and U.S. Bancorp Piper Jaffray that TCEP was unwilling to agree to any higher offer price.

On November 7, 2002, the Company’s board of directors held a special meeting to consider the proposed merger with XXI. Representatives of Morgan, Lewis & Bockius LLP reviewed the material changes in the merger agreement, voting agreement and related transaction documents since the draft circulated to the board of directors on October 28, 2002. U.S. Bancorp Piper Jaffray then presented its financial analysis relating to the proposed transaction and rendered both orally and in written form its opinion to the board of directors that, as of November 7, 2002, the merger consideration of $16.30 per share in the proposed transaction was fair, from a financial point of view, to such stockholders. Following these presentations, the board of directors further discussed the potential merger, following which, by a unanimous vote of all directors present at the meeting, it determined that the merger was fair to, and in the best interest of the Company and its stockholders, and approved the merger, the merger agreement and related matters.

During the morning of November 8, 2002, the Company, XXI and the other parties thereto executed the merger agreement, voting agreement and related transaction documents. Prior to the opening of trading on Nasdaq on November 8, 2002, the Company submitted to Nasdaq for its review a press release announcing the merger. Nasdaq delayed the trading in the common stock until the press release could be publicly disseminated, which occurred shortly after Nasdaq opened for trading. Shortly thereafter, trading in the common stock was allowed to commence.

Certain Effects of the Merger

As a result of the merger, the separate corporate existence of XXI will cease and the Company will continue as the surviving corporation. The merger will also have the following effects:

•
Effect on Holders of our Common Stock.    If the merger is completed, holders of our common stock will receive $16.30 in cash, without interest, for each share of common stock they own and, to the extent they are not otherwise affiliated with TCEP or LLR, they will not have the opportunity to participate in our future earnings, profits and growth. TCEP, LLR and their affiliates will continue to participate indirectly in future earnings and/or losses of the surviving corporation.

•
Effect on Holders of Options.    We have issued options exercisable to purchase our common stock. Each option to purchase shares of our common stock, whether or not then exercisable or vested, will be cancelled as of the effective time of the merger. In consideration of such cancellation, the holder of each cancelled option with an exercise price of less than $16.30 will be entitled to receive at the closing of the merger an amount equal to the product of (i) the excess of $16.30 over the per share exercise price of the option, and (ii) the number of shares of common stock subject to the option (net of withholding and excise taxes required by law to be withheld with respect thereto).

•
Reporting Requirements.    We are currently subject to reporting requirements under the Exchange Act. If the merger is completed, the registration of our shares under the Exchange Act will be terminated, no further reports will be filed and the shares will not be eligible for listing on any exchange or automated quotation system.

•
De-listing of our Shares on the Nasdaq National Market.    Our common stock is currently listed on the Nasdaq National Market. If the merger is completed, the shares will be voluntarily de-listed. We estimate that our annual cost savings realized from no longer being a reporting company under the Exchange Act, and from our common stock no longer being listed on the Nasdaq National Market, will be approximately $105,000.

For federal income tax purposes, the receipt of the merger consideration by holders of our common stock pursuant to the merger will be treated as a receipt of sales price in a taxable sale of such holders’ common stock. See “Special Factors — Material Federal Income Tax Consequences of the Merger.”

Our Position as to the Fairness of and Reasons for Recommending Approval of the Merger

Board of Directors’ Recommendation to Stockholders.    Our board of directors consists of six directors. At the meeting of the board of directors on November 7, 2002, the board of directors, with its legal and financial advisors participating, considered the merger agreement, including the financial terms of the proposed merger and other factors. The factors considered by the board of directors in its consideration of the merger included those factors that support the merger as well as those that may weigh against it. The board of directors believes that these factors supported the board of directors’ determination to approve and recommend that the stockholders approve the merger agreement.

In the course of reaching its decision to adopt and approve the merger agreement and the transactions it contemplates, including the merger, the board of directors consulted with management, as well as legal counsel and the financial advisor, and considered a number of positive and negative factors. The positive factors included the following:

•
the opinion of U.S. Bancorp Piper Jaffray, financial advisor to the board of directors, that, as November 7, 2002, the date of its opinion and the date the board made its recommendation, and based upon and subject to the assumptions made, matters considered and limitations of review described in the written opinion, the $16.30 per share cash consideration to be received by our stockholders, upon consummation of the merger was fair, from a financial point of view, to such stockholders;

•
the analysis performed by U.S. Bancorp Piper Jaffray in rendering its fairness opinion, specifically its analysis of comparable companies in the enterprise software industry; analysis of comparable transactions in the enterprise software industry; analysis of comparable transactions involving financial buyers; analysis of the price and liquidity of our common stock over the preceding 12 months; and discounted cash flow analysis of the Company. See “Special Factors — Opinion of U.S. Bancorp Piper Jaffray”;

•	the arms’ length negotiations between the board of directors and XXI that resulted in an offer of $16.30 per share in cash for our stockholders;

•
the process undertaken to solicit third party indications of interest in the acquisition of all or a part of the Company and the fact that no other party presented the Company with an acquisition proposal as attractive as that proposed by XXI;

•	the historical market prices and recent trading activity and trading range of the common stock;

•	the fact that the merger agreement provides for a merger for cash consideration, thereby providing stockholders of the Company with liquidity to dispose of their common stock, which may not be available in the public market due to the low level of trading volume of the common stock;

•
the provisions of the merger agreement, including the cash consideration of $16.30 per share, the limited conditions to XXI’s obligations under the merger agreement and the absence of a financing condition. In addition, the board of directors considered provisions under the merger agreement that would apply if we receive an unsolicited proposal by a third party relating to the possible acquisition of us or any material portion of our voting securities or assets. Under those circumstances, if the board of directors determines in good faith that the proposal is more favorable to our stockholders than the terms of the merger and provided that the board of directors determines in good faith, after taking into account the advice of our outside legal counsel and other relevant considerations, that its fiduciary duties require it to do so, the board of directors may withdraw or modify its recommendation that our stockholders vote for the agreement or cause us to terminate the merger agreement, in which case we would pay XXI a termination fee of $3,000,000 and reimburse XXI for its expenses, up to $375,000, incurred in connection with the merger agreement and the transactions it contemplates, including the merger;

•	the current regional, national and international economic climate; and

•	the ability of the Company’s stockholders who object to the merger to obtain “fair value” for their shares of common stock if they exercise and perfect their appraisal rights under Delaware law.

The board of directors also considered the potential adverse factors of the proposed merger, including:

•
following the consummation of the merger, our stockholders other than Charles L. Boyle, III, our President and Chief Executive Officer, who will own an interest consisting of substantially less than 1% of the surviving corporation’s capital stock, will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in our value. However, the board of directors also considered the risks and uncertainties associated with our future prospects as described above;

•
the possibility that the merger may not be completed and the effect of public announcement of the merger on the Company’s sales and operating results and its ability to attract and retain key personnel;

•
the fact that the termination fee and expense reimbursement required by the terms of the merger agreement to be paid by the Company in certain circumstances would make it more costly for another potential purchaser to acquire the Company;

•
the possibility that, although the merger provides the Company’s stockholders the opportunity to realize a premium over the price at which the common stock traded prior to public announcement of the merger, the price of the common stock might have increased in the future to a price greater than that being offered in the merger; and

•	the fact that the merger is a taxable transaction for stockholders.

The discussion of factors considered by the board of directors is not necessarily complete, but it is believed to include all material factors considered. While the board of directors considered the foregoing factors, it did not quantify or otherwise attach any particular weights to such factors in reaching its determination. In making its recommendation to our stockholders, the board of directors determined that the positive factors set forth above outweighed the negative factors set forth above.

Fairness of the Merger.    Our board of directors also believes that the merger is procedurally fair because, among other things:

•	the board of directors retained and received advice from independent legal and financial advisors; and

•
the negotiations between the parties were extensive and conducted at arms’ length. The board of directors devoted substantial time and effort in evaluating the terms and conditions of merger agreement and the merger consideration.

Opinion of U.S. Bancorp Piper Jaffray

We retained U.S. Bancorp Piper Jaffray to act as our financial advisor, and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in the transaction.

U.S. Bancorp Piper Jaffray delivered to our board of directors on November 7, 2002 its oral opinion (subsequently confirmed in writing), as of that date and based upon and subject to the assumptions, factors and limitations set forth in the opinion and described below, that the proposed consideration to be received in the merger by holders of our common stock (other than Charles L. Boyle, III) pursuant to the merger agreement was fair, from a financial point of view, to our stockholders. A copy of U.S. Bancorp Piper Jaffray’s written opinion is attached to this document as Annex B and is incorporated into this document by reference.

While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by the holders of our common stock in the proposed merger, which was determined through negotiations between Prophet 21 and TCEP and LLR. U.S. Bancorp Piper Jaffray’s opinion, which was directed to our board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration payable to the holders of our common stock in the proposed merger, does not address our underlying business decision to proceed with or effect the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which we might engage and does not constitute a recommendation to any of our stockholders as to how to vote in the merger.

In arriving at its opinion, U.S. Bancorp Piper Jaffray’s review included:

•	a draft dated November 5, 2002 of the Merger Agreement;

•	a draft dated October 1, 2002 of the Voting Agreement;

•	the drafts dated October 28, 2002 of the Commitment Letters from TCEP and LLR;

•	publicly available business and financial information relative to the Company;

•	publicly available market and securities data of the Company and of selected public companies deemed comparable to the Company;

•	to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger; and

•	internal projections of the Company prepared for financial planning purposes and furnished by its management.

In addition, U.S. Bancorp Piper Jaffray visited our headquarters and conducted discussions with members of our senior management concerning the financial condition, operating performance and balance sheet characteristics of the Company.

The following is a summary of the material analyses and other information that U.S. Bancorp Piper Jaffray prepared and relied on in delivering its opinion to our board of directors:

Implied Consideration

Giving effect to the $16.30 per share cash consideration and the outstanding Prophet 21 common shares and common share equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate implied equity value of the cash consideration payable in the transaction for Prophet 21 common stock to be approximately $68.468 million. U.S.

Bancorp Piper Jaffray also calculated the implied “company value” (equity value plus debt less cash) of Prophet 21 to be approximately $42.836 million.

Market Analysis

U.S. Bancorp Piper Jaffray reviewed general background information concerning Prophet 21, including recent financial and operating results and outlook, the price performance of Prophet 21 common stock over the previous twelve months relative to the Nasdaq Stock Market and the comparable companies described below, published research analyst estimates and the stock price and volume over selected periods. U.S. Bancorp Piper Jaffray also reviewed the stock trading history of Prophet 21 common stock at the dates or for the periods indicated below.

Closing price on November 6, 2002	$13.00
30 trading day closing average	11.66
60 trading day closing average	11.96
90 trading day closing average	11.59
180 trading day closing average	12.09
52 week high trade	14.74
52 week low trade	7.00

In considering the prevailing market for Prophet 21 common stock, U.S. Bancorp Piper Jaffray noted that Prophet 21 has a small market capitalization, limited trading volume and limited institutional and research sponsorship.

Comparable Company Analysis

U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to Prophet 21 to corresponding data and ratios from seventeen publicly traded companies deemed comparable to Prophet 21. This group was selected from companies engaged primarily in the enterprise, distribution, supply chain management and small-to-middle market software universes which U.S. Bancorp Piper Jaffray deemed comparable to Prophet 21’s business.

This analysis produced multiples of selected valuation data as follows:

	Prophet 21(1)		Comparable Companies
			Low		Mean		Median		High
Company value to latest twelve months revenue	1.0	x	0.0	x	1.2	x	0.6	x	8.1	x
Company value to latest twelve months earnings before interest, taxes, depreciation and amortization	6.5	x	0.3	x	6.0	x	4.1	x	16.1	x
Share price to latest twelve months earnings	21.2	x	NEG		21.2	x	14.3	x	48.0	x
November 6, 2002 closing stock price as a percentage of 52-week high stock price	10.6%		(93.0%)		(46.2%)		(44.5%)		(0.5%)

(1)	Based on $16.30 offer price.

Comparable Transaction Analysis

U.S. Bancorp Piper Jaffray reviewed thirty-five acquisition transactions (the “Comparable Transactions”) involving transactions that it deemed comparable to the merger. Of these transactions, thirteen involved public target companies being acquired by financial buyers and twenty-two involved public target companies with similar SIC codes as Prophet 21 and that primarily compete in the technology, software or services industry or which U.S. Bancorp Piper Jaffray otherwise deemed similar to Prophet 21’s business.

It selected these transactions by searching databases, SEC filings, public company disclosures, press releases, industry and popular press reports, equity research reports and other sources and by applying the following criteria:

•	transactions that were announced between January 1, 2001 and November 6, 2002;

•	transactions involving target companies with latest twelve months revenues of more than $15 million;

•	transactions with an equity value between $25 million and $150 million; and

•	transactions which were not share repurchases, acquisitions of a minority interest or hostile transactions.

U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for Prophet 21 derived from the consideration payable in the Merger.

Prophet 21(1)		Financial Buyer Comparable Transactions
		Low	Mean	Median	High
Company value to latest twelve months revenue	1.0x	0.2x	0.9x	0.9x	1.6x
Company value to latest twelve months earnings before interest, taxes, depreciation and amortization	6.5x	4.1x	5.5x	5.0x	7.3x

Prophet 21(1)		Broad Group Comparable Transactions
		Low	Mean	Median	High
Company value to latest twelve months revenue	1.0x	0.2x	1.1x	0.8x	3.7x

(1)	Based on $16.30 offer price.

Premiums Paid Analysis

U.S. Bancorp Piper Jaffray reviewed publicly available information for the Comparable Transactions to determine the implied premiums payable in the mergers over recent trading prices. The table below shows a comparison of those premiums to the premium that would be paid to Prophet 21 stockholders based on the implied value payable in the merger. The premium calculations for Prophet 21 stock are based upon an assumed announcement date of November 6, 2002:

		Implied Premium (Discount)
Prophet 21(1)		Financial Buyer Comparable Transactions
		Low	Mean	Median	High
One day before announcement	25.4%	13.9%	36.0%	32.1%	79.5%
One week before announcement	38.1%	13.1%	43.8%	40.9%	86.0%
One month before announcement	46.8%	11.6%	49.3%	43.5%	79.1%
52-week high stock price	10.6%	(56.3%)	(8.2%)	0.4%	14.3%

		Implied Premium (Discount)
Prophet 21(1)		Broad Group Comparable Transactions
		Low	Mean	Median	High
One day before announcement	25.4%	18.4%	62.5%	50.3%	143.8%
One week before announcement	38.1%	28.6%	75.7%	62.9%	149.6%
One month before announcement	46.8%	9.8%	93.0%	100.1%	152.2%
52-week high stock price	10.6%	(87.7%)	(32.4%)	(26.5%)	38.8%

(1)	Based on $16.30 offer price.

Prophet 21 Discounted Cash Flow Analysis

U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Prophet 21 in which it calculated the present value of the projected hypothetical future cash flows of Prophet 21 using internal financial planning data prepared by Prophet 21 management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Prophet 21 based on the net present value of its implied annual cash flows and a terminal value for Prophet 21, which is an estimate of the future value of Prophet 21’s business after 2005, calculated based upon a multiple of earnings before interest, taxes, depreciation and amortization. U.S. Bancorp Piper Jaffray applied a range of discount rates of 20% to 30% and a range of terminal value multiples of 3.5x to 5.5x to forecasted fiscal 2005 earnings before interest, taxes, depreciation and amortization. This analysis yielded the following results:

Per Share Equity Value of Prophet 21
Low	$13.11
Mid	15.13
High	17.53

In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Prophet 21 or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Prophet 21 were compared and other factors that could affect the public trading value of the companies.

For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Prophet 21, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Prophet 21 that the information provided to it by Prophet 21 was prepared on a reasonable basis in accordance with industry practice, and the financial planning data and other business outlook information reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray expressed no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based.

For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the merger will be consummated pursuant to the terms of the Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that Prophet 21 is not a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the merger. U.S. Bancorp Piper Jaffray undertook no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Prophet 21 or its affiliates was a party or may be subject and U.S. Bancorp Piper Jaffray’s opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Prophet 21 and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed Prophet 21 as a going concern and accordingly expressed no opinion as to the liquidation value of Prophet 21. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Prophet 21 common stock have traded or at which such shares may trade following announcement of the merger or at any future time. U.S. Bancorp Piper Jaffray’s opinion addressed only the merger consideration to be received by holders of common stock of Prophet 21 (other than Charles L. Boyle, III) and no other transaction terms or arrangements, including, without limitation, the Noncompetition Agreement or the Lease Agreement to be entered into with John Meggitt, or the ability of XXI Merger Corp. to finance or successfully consummate the Merger. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Prophet 21 for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, U.S. Bancorp, the parent company of U.S. Bancorp Piper Jaffray, has an investment in Thoma Cressey Equity Partners Inc.

Under the terms of the engagement letter dated September 29, 2002, Prophet 21 has agreed to pay U.S. Bancorp Piper Jaffray a customary fee in connection with the acquisition of Prophet 21, for U.S. Bancorp Piper Jaffray’s financial advisory services. Prophet 21 also agreed to pay U.S. Bancorp Piper Jaffray a customary fee for rendering its opinion, that will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, Prophet 21 has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors.

Financing of the Merger

The total amount of funds required by XXI to pay the aggregate merger consideration due to holders of our common stock at the closing of the merger, assuming that there are no dissenting stockholders, is expected to be approximately $68.5 million. The funds necessary to pay the merger consideration and XXI’s related costs and expenses of the transaction will be provided by XXI from its available cash, which will in turn be provided by TCEP and LLR in accordance with executed commitment letters from TCEP and LLR to XXI. There are no financing conditions to the consummation of the merger pursuant to merger agreement.

Material Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of that holder’s particular circumstances, or to those holders of our common stock subject to special rules, such as stockholders who are not citizens or residents of the United States, stockholders that are financial institutions, broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, or foreign corporations, stockholders who acquired their common stock through the exercise of options, warrants or similar derivative securities or stockholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of options exercisable to acquire shares of our common stock. This discussion assumes that holders of our common stock hold their respective shares as capital assets within the meaning of Section 1221 of the Code. No ruling from the Internal Revenue Service will be applied for with respect to the U.S. federal income tax consequences discussed herein, and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address all of the non-income tax or foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular U.S. federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and possibly for state and local income tax purposes as well. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis for the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to the merger.

Net capital gain recognized by non-corporate taxpayers from the sale of property held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income.

The receipt of cash, if any, pursuant to the exercise by a holder of shares of our common stock of appraisal rights under the Delaware General Corporation Law, will be taxable. We encourage any holder of shares of our common stock considering the exercise of any appraisal rights to consult a tax advisor to determine the tax consequence of exercising such appraisal rights.

Certain non-corporate holders of shares of our common stock may be subject to backup withholding (currently at a rate of 30% but subject to periodic adjustment) on cash payments received pursuant to the merger. Backup withholding will not apply, however, to a holder of shares of our common stock who furnishes a taxpayer identification number (“TIN”) and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter, who provides a certificate of foreign status on Form W-8BEN or W-8ECI, or who is otherwise exempt from backup withholding. A holder of shares of common stock who fails to provide the correct TIN on Form W-9 may be subject to a $50.00 penalty imposed by the Internal Revenue Service.

Interests of Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that several of our directors and officers have interests in the merger that are different from, or in addition to, yours. As a result, these directors and officers may be more likely to vote to approve the merger than the Company’s stockholders generally.

•
Equity Investment.    Prior to the consummation of the merger, Charles L. Boyle, III, our President and Chief Executive Officer and a member of our board of directors, will purchase an interest of substantially less than 1% of the overall equity in XXI. Thus, following the consummation of the merger, Mr. Boyle will own an interest of substantially less than 1% in our company.

•
Employment Agreements.    XXI has agreed to offer ongoing employment agreements to Mr. Boyle, as well as to four of our other executive officers, Thomas M. Giuliani, Doug Levin, Russell Mellott and William K. Patton. The terms of these agreements will be substantially similar to the terms of those officers’ current employment arrangements.

•
Extension of Non-Compete Agreement.    XXI and John E. Meggitt have agreed to extend to a period of five years the non-compete agreement set forth in Dr. Meggitt’s existing employment agreement. Previously, the non-compete agreement was to survive for the greater of 2 years after the termination of the employment agreement and the period of time for which Dr. Meggitt is compensated under the employment agreement.

•
Extension of Lease Agreement.    XXI has agreed with John E. Meggitt and Dorothy M. Meggitt to extend the Company’s lease of the premises at 19 West College Avenue, Yardley, PA which is owned by Dr. and Mrs. Meggitt. The extended lease is attached as an exhibit to the merger agreement, and is on substantially the same financial terms as the existing lease.

•
Stock Options.    All of the outstanding options to purchase our common stock, including those held by our directors and executive officers, will be cancelled prior to the effective time of the merger. At the closing of the merger, the holder of each cancelled option will be entitled to receive an amount equal to the product of (i) the excess, if any, of $16.30 over the per share exercise price of the cancelled option, and (ii) the number of shares of common stock subject to the option (net of taxes required by law to be withheld with respect thereto). The respective amounts to be paid to each of our directors and executive officers in connection with their cancelled options are as follows: Directors: Dr. Meggitt: $0; Mrs. Meggitt: $0; Mr. Boyle: $2,110,700; David D. Gathman: $41,813; Donald M. Gleklen: $49,000; and Daniel J. Malcolm: $41,813; Executive Officers (other than Mr. Boyle): Mr. Giuliani: $513,097; Mr. Levin: $414,300; Mr. Mellott: $86,175; and Mr. Patton: $65,500.

•
Director and Officer Indemnification.    The terms of the merger agreement also provide that XXI will cause our company, as the surviving corporation, to indemnify each present and former director and officer of the Company against liabilities arising out of the fact that such person is or was a director or officer of the Company, and maintain in effect a policy of directors’ and officers’ liability insurance comparable to the Company’s existing policy, for the benefit of such directors and officers.

Comparative Market Price Data

Our common stock has been listed on the Nasdaq National Market and traded under the symbol “PXXI” since March 11, 1994. The following table sets forth the high and low closing price per share of our common stock, as reported by the Nasdaq National Market, for the quarters indicated:

Quarter Ended	High		Low

Fiscal Year Ending June 30, 2003
December 31, 2002 (through ________, 2002)	$		$
September 30, 2002		$14.00		$9.70

Fiscal Year Ended June 30, 2002
June 30, 2002		$14.50		$11.59
March 31, 2002		$13.25		$9.90
December 31, 2001		$10.90		$6.05
September 30, 2001		$6.76		$5.55

Fiscal Year Ended June 30, 2001
June 30, 2001		$6.98		$4.91
March 31, 2001		$8.81		$5.69
December 31, 2000		$12.31		$4.62
September 30, 2000		$19.31		$12.81

On November 6, 2002, the last full trading day before the day on which the merger agreement was approved by our board of directors, the closing sales price per share was $13.00. On            , 2002 the most recent practicable trading day prior to the date of this proxy statement, the closing sales price per share was $                . You should obtain current market price quotations for the common stock in connection with voting your shares.

Dividends

We have never declared a dividend. Under the merger agreement, we have agreed not to declare or pay any dividends on our common stock prior to the closing of the merger or the earlier termination of the merger agreement.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of            , 20    , the record date for determining which of our stockholders are entitled to vote at the special meeting or any adjournment or postponement thereof, by each person or group known by us to beneficially own more than 5% of outstanding common stock, each director and executive officer, and by all directors and executive officers as a group. Beneficial ownership was calculated on the basis of the amount of outstanding securities, plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. As of the record date, there were issued and outstanding shares of our common stock, and no shares of preferred stock were issued and outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of of Beneficial Owner(1)	Percent of Class
Directors and Executive Officers:
John E. Meggitt, Ph.D. Dorothy M. Meggitt	1,995,770(2)	—
Charles L. Boyle, III	254,629(3)	—
Thomas M. Giuliani	74,013(4)	—
Doug Levin	76,833(5)	—
Russell Mellott	11,717(6)	*
William K. Patton	10,883(7)	*
David D. Gathman	1,667(8)	*
Daniel J. Malcolm	1,667(9)	*
Donald M. Gleklen	1,667(10)	*
All current Directors and Executive Officers as a group (10 persons) (11)	2,428,855(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)	—

*	Less than 1%.
(1)
Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

(2)
John E. Meggitt and Dorothy M. Meggitt are husband and wife. Includes 1,697,732 shares of common stock held by Dr. Meggitt and 298,038 shares of common stock held by Mrs. Meggitt. Does not include shares of common stock owned of record by Dr. and Mrs. Meggitt’s adult children (and their spouses) and grandchildren, as to which shares Dr. and Mrs. Meggitt disclaim beneficial ownership.

(3)
Represents 8,962 shares of common stock owned of record and 245,667 shares of common stock underlying which were exercisable as of            , 2002 or which will become exercisable within 60 days after such date. Excludes 8,333 shares underlying options which become exercisable over time after such period.

(4)
Represents 3,013 shares of common stock owned of record and 71,000 shares of common stock underlying options which were exercisable as of            , 2002 or which will become exercisable within 60 days after such date. Excludes 5,000 shares underlying options, which become exercisable over time after such period.

(5)
Represents 76,833 shares of common stock underlying options which were exercisable as of            , 2002 or which will become exercisable within 60 days after such date. Excludes 6,667 shares underlying options which become exercisable over time after such period.

(6)
Represents 50 shares of common stock owned of record and 11,833 shares of common stock underlying options which were exercisable as of            , 2002 or which will become exercisable within 60 days after such date. Excludes 6,667 shares underlying options which become exercisable over time after such period.

(7)
Represents 400 shares of common stock owned of record and 10,833 shares of common stock underlying options which were exercisable as of            , 2002 or which will become exercisable within 60 days after such date. Excludes 6,667 shares underlying options which become exercisable over time after such period.

(8)
Represents 1,667 shares of common stock underlying options which were exercisable as of            , 2002 or which will become exercisable within 60 days after such date. Excludes 3,333 shares underlying options which become exercisable over time after such period.

(9)
Represents 1,667 shares of common stock underlying options which were exercisable as of            , 2002 or which will become exercisable within 60 days after such date. Excludes 3,333 shares underlying options which become exercisable over time after such period.

(10)
Represents 1,667 shares of common stock underlying options which were exercisable as of            , 2002 or which will become exercisable within 60 days after such date. Excludes 3,333 shares underlying options which become exercisable over time after such period.

(11)
Includes an aggregate of 421,001 shares of common stock underlying options granted to directors and executive officers listed in the table which are exercisable as of            , 2002 which will become exercisable or within 60 days after such date. Excludes 43,333 shares underlying options granted to directors and executive officers which become exercisable over time after such period.

THE MERGER

The following is a summary of the material terms of the merger agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the merger agreement itself, which is attached as Annex A and incorporated in this proxy statement by reference.

The merger agreement provides that no later than the second business day after all of the conditions to the merger agreement have been satisfied or waived, XXI will be merged with and into the Company, which will be the surviving corporation in the merger. The merger agreement will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

Our board of directors has determined that the merger is advisable and in the best interests of us and our stockholders and that the merger is fair, from a financial point of view, to our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger, and recommends that you vote “FOR” adoption of the merger agreement and approval of the transactions it contemplates, including the merger. See “Special Factors—Our Position as to the Fairness of and the Reasons for Recommending Approval of the Merger.” Our board of directors approved and recommended adoption of the merger agreement and approval of the transactions it contemplates, including the merger, by a unanimous vote.

Purpose and Structure of the Merger

The purpose of the merger is to permit our stockholders to realize a significant premium over market prices for their shares and to enable TCEP, LLR and XXI to acquire 100% of the equity interests in the Company. For further background on our reasons for the merger, “Special Factors—Plans or Proposals after the Merger.” The reason the acquisition has been structured as a merger is to effect a prompt and orderly transfer of ownership of our company from our current stockholders to TCEP and LLR and to provide our stockholders with cash for their shares and the right to receive “fair value” for their shares if they exercise and perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware. TCEP and LLR believe that undertaking the proposed transaction in the form of a merger represents the most efficient way of accomplishing the transfer of ownership.

Effective Time of the Merger

If the merger agreement is adopted and transactions it contemplates, including the merger, are approved by the requisite vote of our stockholders and the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by us and XXI and provided in the certificate of merger. If the merger agreement is adopted and the merger is approved by our stockholders, we expect to complete the merger as soon as practicable after the special meeting. John E. Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, as well as certain trusts for the benefit of their children, have entered into a voting agreement obligating them to vote shares constituting an aggregate of 49.9% of the outstanding common stock in favor of adoption of the merger agreement and approval of the transactions it contemplates, including the merger, at the special meeting.

Consideration to be Received by Our Stockholders

As of the effective time of the merger, by virtue of the merger and without any further action on the part of us, XXI or any holder of any of our respective equity securities:

•	each share of our common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive $16.30 cash.

•
each share of XXI’s issued and outstanding stock common immediately prior to the effective time of the merger shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of Prophet 21, Inc., as the surviving corporation.

All of our common stock issued and outstanding at the effective time of the merger, by virtue of the merger and without any action on the part of the holders of our common stock, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a stock certificate for our common stock shall thereafter cease to have any rights with respect to the shares of common stock represented thereby, except the right to receive the cash consideration of $16.30 for each share of our common stock upon the surrender of such stock certificate in accordance with the merger agreement.

Payment of Merger Consideration and Surrender of Stock Certificates

American Stock Transfer and Trust Company has been selected to act as paying agent with respect to the merger. At the effective time of the merger, XXI shall deposit with the paying agent cash sufficient to make payments to our stockholders. The cash amount so deposited with the paying agent is referred to herein as the exchange fund.

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to the record holders of our common stock: (i) a letter of transmittal in such form and containing such provisions as XXI may reasonably specify (including a provision confirming that delivery of certificates for our common stock shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of such stock certificates to the paying agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for the payment of $16.30 cash per share of our common stock as contemplated by the merger agreement. Upon surrender of a stock certificate for cancellation to the paying agent or to such other agent or agents as may be appointed by XXI, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the paying agent or XXI, the holder of such stock certificate shall be entitled to receive in exchange therefor the consideration of $16.30 cash for each share of our common stock, and the stock certificate so surrendered shall be cancelled. Until surrendered as contemplated by the merger agreement, each of our stock certificates shall be deemed, from and after the effective time of the merger, to represent only the right to receive $16.30 in cash, without interest thereon, as contemplated by the merger agreement. If any stock certificate shall have been lost, stolen or destroyed, XXI may, in its discretion and as a condition precedent to the payment of the consideration of $16.30 in cash per share of our common stock, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver and (in such sum as the surviving corporation may reasonably direct) as indemnity against any claim that may be made against the paying agent, XXI or Prophet 21, Inc., as the surviving corporation, with respect to such stock certificate.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

Any portion of the exchange fund that remains undistributed as of the date that is six months days after the date the merger becomes effective shall be delivered to the surviving corporation upon demand, and any holders of our stock certificates who have not theretofore surrendered their stock certificates in accordance with the merger agreement shall thereafter look only to the surviving corporation for satisfaction of their claims for the merger consideration of $16.30 per share of our common stock.

Neither the paying agent nor Prophet 21, Inc., as the surviving corporation, shall be liable to any holder or former holder of our common stock or to any other person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law.

Fees and Expenses of the Merger

Except as provided below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses. However, if:

(i)	our board of directors shall terminate the merger agreement pursuant to Section 7.1(c)(i) of the merger agreement,

(ii)	the board of directors of XXI shall terminate the merger agreement pursuant to Section 7.1(d)(i) of the merger agreement,

(iii)
both (A) our board of directors shall terminate the merger agreement pursuant to Section 7.1(d)(ii) of the merger agreement, and (B) at the time of such termination or prior to the special meeting there shall have been an Acquisition Proposal (as defined below) with respect to us (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the special meeting), or

(iv)
both (A) the board of directors of XXI shall terminate the merger agreement pursuant to Section 7.1(d)(ii) of the merger agreement, and (B) within 12 months after termination of the merger agreement we shall have entered into an agreement with respect to, or consummated, an Acquisition Proposal, then in any such case (each such case of termination being referred to as a “Trigger Event”), we shall pay to XXI (simultaneously with such termination in the case of a Trigger Event of the type described in clause (i) above, not later than one business day after such termination in the case of a Trigger Event of the type described in clause (ii) or (iii) above, or not later than one business day after entering into an agreement with respect to, or consummating, an Acquisition Proposal, in the case of a Trigger Event of the type described in clause (iv) above) an amount equal to $3,000,000 (the “Termination Fee”).

Upon the termination of the merger agreement due to the occurrence of a Trigger Event, we have agreed that, in addition to the payment of the Termination Fee, we shall at the time of payment of the Termination Fee, reimburse XXI for up to $375,000 of actual, documented and reasonable out-of-pocket expenses incurred, or to be incurred by XXI and its affiliates (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) in connection with the merger and the consummation of the transactions contemplated by the merger agreement.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

In the merger, XXI’s certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the surviving entity. Also, as of the effective time of the merger, the directors of XXI will be the directors of the surviving entity and our officers will be the officers of the surviving entity.

Stock Options

We have issued options exercisable to purchase our common stock. Each option to purchase shares of our common stock, whether or not then exercisable or vested, will be cancelled as of the effective time of the merger. In consideration of such cancellation, the holder of each cancelled option with an exercise price of less than $16.30 will be entitled to receive at the closing of the merger an amount equal to the product of (i) the excess of $16.30 over the per share exercise price of the option and (ii) the number of shares of common stock subject to the option (net of withholding and excise taxes required by law to be withheld with respect thereto).

Principal Covenants Contained in the Merger Agreement

Interim Operations of the Company.    Except as expressly contemplated by the merger agreement, we have agreed that, without the prior written consent of XXI, after the date of the merger agreement and prior to the effective time of the merger:

•	neither the Company nor any of its subsidiaries shall cause any amendments to its certificate of incorporation or bylaws or similar organizational documents;

•
each of the Company and its subsidiaries shall conduct its business in the ordinary and usual course and, to the extent consistent therewith, use its best efforts to preserve its business organization intact and maintain existing relations with customers, suppliers, employees, creditors, business partners and others with which it has business dealings;

•
neither the Company nor any of its subsidiaries shall declare, set aside, or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company;

•
neither the Company nor any of its subsidiaries shall issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire shares of, capital stock of any class, or voting debt of the Company or any of its subsidiaries, other than shares of our common stock reserved for issuances pursuant to the exercise of options outstanding as of the date of the merger agreement;

•	neither the Company nor any of its subsidiaries shall split, combine or reclassify any of our outstanding common stock or the outstanding capital stock of any of our subsidiaries;

•
neither the Company nor any of its subsidiaries shall redeem, purchase or otherwise acquire, directly or indirectly, any of our shares of capital stock or any instrument or security which consists of or includes a right to acquire such shares;

•
neither the Company nor any of its subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, provided that such transactions, other than sales of inventory, do not exceed $50,000 per transaction and $250,000 in the aggregate;

•
neither the Company nor any of its subsidiaries shall acquire, public propose to acquire or agree to acquire (i) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets having a cost in excess of $50,000 individually or $500,000 in the aggregate;

•
neither the Company nor any of its subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or employees or (A) enter into or adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of any benefit or amount payable or to become payable under, any bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, or other contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the or any of its subsidiaries; or (ii) enter into any employment (other than “at will”) or severance agreement with or, except in accordance with the written policies of us existing on the date hereof, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries;

•
neither the Company nor any of its subsidiaries shall grant an increase in the equity-based compensation payable or to become payable by the Company of any of its subsidiaries to any of its directors, executive officers or employees or (A) enter into or adopt any new or (B) amend or otherwise increase or accelerate the payment or vesting of any benefit or amount payable or to become payable under, any equity-based incentive compensation, stock-option, stock purchase or other equity-based employee benefit plan, or other equity-based contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or any of its subsidiaries;

•
neither the Company nor any of its subsidiaries shall: (i) enter into a new contract or modify, amend, terminate, renew or fail to use reasonable business efforts to renew any contract or agreement to which the Company or any of its subsidiaries are a party, in any such case material to the Company and its subsidiaries taken as a whole; provided, that the term of any new contract or any contract modification, amendment or renewal shall not exceed 12 months; and provided further, that no loans or advances shall be made or extended to any customer in connection with any such contract, modification, amendment or renewal, or waive, release or assign any material rights or claims therein or (ii) enter into, modify, amend, or renew any contract or agreement if the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified, or renewed, is or would be in excess of $50,000 (not to exceed $500,000 in the aggregate) or have an initial term (or a renewal or extension term) greater than 12 months;

•
the Company and each of its subsidiaries shall maintain with insurance companies reasonably believed by the Company to be financially responsible, insurance in such amounts and against such risks and losses as are customary for companies engaged in the Company’s business and the business of its subsidiaries;

•	the Company and each of its subsidiaries shall use its respective reasonable best efforts to maintain in effect all existing permits that are material to its operations;

•
neither the Company nor any of its subsidiaries shall: (i) incur or assume any long-term debt or incur or assume any short-term indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company consistent with past practice); or (iv) make any new capital expenditure or expenditures which exceed the amounts budgeted therefor in the 2003 capital expenditure budget for the Company, a copy of which has been provided to XXI;

•	neither the Company nor any of its subsidiaries shall change any of the accounting principles used by it except as required by law, rule, regulation or GAAP;

•
neither the Company nor any of its subsidiaries shall make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by GAAP, settle or compromise any tax liability in excess of $50,000 arising from or in connection with any single issue or consent to any waiver of the statute of limitations for any such tax liability;

•
neither the Company nor any of its subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended June 30, 2002 of the Company and its consolidated subsidiaries or (ii) incurred since June 30, 2002 in the ordinary course of business and consistent with past practice; provided, however, that notwithstanding the foregoing, the Company shall be entitled to pay on a timely basis all reasonable, documented fees and expenses related to the merger agreement and the transactions contemplated thereby;

•
neither the Company nor any of its subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the merger);

•
neither the Company nor any of its subsidiaries shall amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased properties or enter into any lease, agreement or arrangement with respect to any real property;

•
subject to the other restrictions set forth in the merger agreement, neither the Company nor any of its subsidiaries shall enter into any agreement or arrangement with any of its respective affiliates other than such agreements and arrangements as are entered into in the usual, ordinary and regular course of business and which have been negotiated on an arms’ length basis and are no less favorable to the Company or its subsidiaries than the Company would have obtained from an unaffiliated third party, and provided that the Company shall have scheduled such items on Schedule 3.7 to the merger agreement or, if after the date of the merger agreement, shall have notified XXI in writing prior to entering into any such affiliate transaction;

•	neither the Company nor any of its subsidiaries shall take, or agree to commit to take, any action that

(i) would to the knowledge of the Company make any representation or warranty of the Company contained in the merger agreement inaccurate in any respect at, or as of any time prior to, the effective time of the merger, (ii) would result in any of the conditions to the consummation of the merger set forth in Article VI of the merger agreement not being satisfied or (iii) would materially impair the ability of the Company or XXI to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation; and

•
neither the Company nor any of its subsidiaries shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

HSR Act; Foreign Antitrust Laws.    We have agreed that, if required, we will take all reasonable actions necessary to file as soon as practicable following the date hereof notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any foreign antitrust or competition law or regulation and to respond as promptly as practicable to any inquiries received from any governmental entity in connection with antitrust or competition matters.

Access to Information.    We have agreed to afford to XXI and its authorized representatives access, during normal business hours and subject to confidentiality restrictions, during the period prior to the effective time of the merger, to all our offices, properties, facilities, key personnel, sales representatives, customers, officers, directors, independent accountants, counsel, books, contracts, commitments and records and such financial and operating data as such representatives of XXI may reasonably request.

Consents and Approvals.    Both XXI and the Company have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the merger agreement and the transactions contemplated thereby, and to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by XXI, the Company, or any of their subsidiaries in connection with the merger or the taking of any action contemplated thereby or by the merger agreement.

No Solicitation.      We have agreed that neither we nor any of our subsidiaries or affiliates shall (and we will use our best efforts to cause our and each of our subsidiaries’ officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group (other than XXI, any of its affiliates or representatives) concerning any Acquisition Proposal.

An “Acquisition Proposal” shall mean any merger, business combination, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving us or any subsidiary, division or operating or principal business unit of the Company.

We have further agreed that we will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

Notwithstanding the foregoing, prior to the time of the special meeting, we may, directly or indirectly, provide access and furnish information concerning our business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if:

•	such entity or group has submitted an unsolicited bona fide written proposal to our board of directors relating to any such transaction;

•	our board of directors determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the merger and fully financed or reasonably capable of being financed; and

•
our board of directors of determines in good faith, after consultation with independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would violate their fiduciary duties to our stockholders under applicable law.

A proposal meeting all of the criteria in the preceding sentence is referred to herein as a “Superior Proposal.”

Nothing contained in Section 5.5 of the merger agreement shall prohibit us or our board of directors from taking and disclosing to our stockholders a position with respect to a tender offer by a third party pursuant to Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act.

We will immediately notify XXI of any Acquisition Proposal, or if an inquiry is made, we will keep XXI fully apprised of all developments with respect to any Acquisition Proposal, will immediately provide to XXI copies of any written materials received by us in connection with any Acquisition Proposal, discussion, negotiation or inquiry and the identity of the party making any Acquisition Proposal or inquiry or engaging in such discussion or negotiation. We will promptly provide to XXI any non-public information concerning us provided to any other party which was not previously provided to XXI.

We have agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which we are a party.

We have agreed that notwithstanding, anything to the contrary contained in the merger agreement, except in connection with the valid termination of the merger agreement pursuant to Section 7,1(c)(i) thereof, neither our board of directors nor any committee thereof shall:

•
withdraw, or modify or change in a manner adverse to XXI, or propose to withdraw, or propose to modify or change in a manner adverse to XXI, the approval or recommendation by such board of directors or any such committee of the agreement or the merger;

•	approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or

•	enter into any agreement with respect to any Acquisition Proposal.

Brokers or Finders.    We have represented as to ourselves and as to our subsidiaries and affiliates that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by the merger agreement except U.S. Bancorp Piper Jaffray, whose fees and expenses will be paid by us in accordance with our agreement with that firm.

Additional Agreements.    Subject to the terms and conditions of the merger agreement, both XXI and the Company have agreed to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

In case at any time after the effective time of the merger agreement any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers and directors of XXI and of us have agreed to use all reasonable efforts to take, or cause to be taken, all such necessary actions.

Publicity.    We have agreed that the initial press release with respect to the execution of the merger agreement shall be a joint press release acceptable to XXI and to us. Thereafter, so long as the merger agreement is in effect, neither we, XXI nor any affiliates of ours or XXI’s shall issue or cause the publication of any press release or other announcement with respect to the merger, the merger agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

Notification of Certain Matters.     We have agreed to give prompt notice to XXI, and XXI has agreed to give prompt notice to us, of

•
the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect at or prior to the effective time of the merger; and

•	any material failure by us or XXI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either XXI or us under the merger agreement.

Directors’ and Officers’ Insurance and Indemnification.    We have agreed that:

•
for six years after the effective time of the merger, the surviving corporation shall indemnify, defend and hold harmless to the fullest extent permitted under Delaware law our present and former officers and directors (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of XXI or the surviving corporation)) in connection with any claim, suit, action, proceeding or investigation that is, in whole or in part, based on or arising out of the fact that such person is or was a director, officer, employee or agent of us, or a trustee of fiduciary of any plan for the benefit of employees of us, and arising out of actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims; and

•
from and after the effective time of the merger, the surviving corporation shall cause to be maintained in effect for not less than six years from the effective time of the merger the current policies of the directors’ and officers’ liability insurance which we maintain; provided, that the surviving corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the effective time of the merger.

State Takeover Laws.     We have agreed that if Section 203 of the DGCL or any other state takeover statute becomes or is deemed to become applicable to us or the merger, we will take all action necessary to render such statute inapplicable to all of the foregoing.

Resignations.     We have agreed that at or prior to the effective time, we shall obtain the resignations as of the effective time of each of our directors and, if so requested by XXI, of any of our officers and any director or officer of any of our subsidiaries.

SEC Reports.     We have agreed that from the date of the merger agreement until the earlier of the termination of the merger agreement pursuant to Article VII of the merger agreement or the effective time of the merger, we shall file on a timely basis all forms, reports, schedules, statements and other documents (“SEC Reports”) required to be filed by us with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

Delisting.     We have agreed that both the Company and XXI will cooperate with each other in taking, or causing to be taken, all actions necessary (i) to delist the shares from the National Association of Securities Dealers, Inc. Automated Quotation/National Market System and (ii) to terminate the registration of the shares under the Exchange Act; provided that such delisting and termination shall not be effective until after the effective time of the merger.

Financial Statements.     During the period prior to the effective time, we have agreed to provide to XXI consolidated monthly financial statements no later than the tenth business day following the end of each calendar month following the date of the merger agreement.

Further, we will provide, and will cause the subsidiaries to provide, all reasonable cooperation in connection with the arrangement of the financing or any substitute debt financing including, without limitation:

•
promptly providing to XXI’s and XXI’s financing sources all material financial information in their possession with respect to the Company and the transactions as reasonably requested by XXI or XXI’s financing sources, including, but not limited to, information and projections prepared by us relating to the Company and the transactions;

•
making our senior officers reasonably available to XXI’s financing sources in connection with such financing or substitute debt financing to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the financing or substitute debt financing; and

•
reasonably assisting in the preparation of one or more appropriate offering documents and assisting XXI’s and XXI’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the financing or substitute debt financing.

Employees.     We shall use our best commercially practicable efforts to:

•	retain, and cause our subsidiaries to retain, all our and our subsidiaries’ employees; and

•	encourage the individuals listed on a schedule to the merger agreement to enter into the arrangements referred to in Section 6.2(h) of the merger agreement.

Comparability of Employee Benefits.     Following the effective time of the merger, the surviving corporation shall provide to all our employees and our subsidiaries’ employees at the effective time of the merger and whose employment will continue following the effective time employee benefits that will, in the aggregate, be comparable to those provided by us and our subsidiaries. Notwithstanding the foregoing, nothing contained herein shall otherwise limit the surviving corporation’s or any of its subsidiaries’ right to amend, modify or terminate any benefit plan or to terminate employment of any employee after the effective time of the merger.

Our Company’s Representations and Warranties

We have made representations and warranties in the merger agreement to XXI relating to:

•	our and our subsidiaries’ organization and status as corporations in the jurisdictions in which we and they were organized or operate;

•	our capital structure and other similar corporate matters;

•	our power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement against us;

•
the approval by the affirmative vote of the holders of a majority of the outstanding shares of our common stock being the only vote of the holders of any class or series of our capital stock necessary to approve the merger;

•	the absence of conflict with our governing documents, agreements and obligations and applicable laws, judgments and orders;

•	required consents and approvals of governmental authorities and other persons;

•	the making and accuracy of our filings with the SEC and the fair presentation, in all material respects, of our financial statements;

•	the conduct of our business and absence of material adverse changes since June 30, 2002;

•	the absence of undisclosed material liabilities;

•	the absence of any untrue statement of a material fact or the omission of any material fact in this proxy statement necessary in order to make the statements therein not misleading;

•	the existence of employee benefit plans and employee and labor matters;

•	the absence of material litigation;

•	environmental matters affecting our properties;

•	tax matters;

•	our relations with our employees;

•	our compliance with permits and applicable laws;

•	our insurance policies;

•	our material contracts;

•	our accounts receivable;

•	our properties;

•	our plant and equipment;

•	the permits needed for the conduct of our business;

•	our intellectual property rights and licenses;

•	the receipt of a fairness opinion from U.S. Bancorp Piper Jaffray;

•	compliance with the antitakeover statutes and absence of a rights plan; and

•
the absence of any untrue statement of material fact or the omission of any material fact from the merger agreement and any document or certificate contemplated by the merger agreement necessary, in light of the circumstances in which such statements were made, in order to make the statements therein not misleading.

Many of the representations and warranties will not be breached unless the facts giving rise to such breach of the representation or warranty has a material adverse effect on us. For purposes of the merger agreement, a “Material Adverse Effect” with respect to us, means a material adverse effect on the financial condition, business, assets or results of operation of us and our subsidiaries, subject to certain exceptions as set forth in the merger agreement.

XXI’s Representations and Warranties

XXI has made representations and warranties in the merger agreement to us relating to:

•	XXI’s organization and status as a corporation in the jurisdiction in which it was organized and operates and other similar corporate matters;

•	XXI’s power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement against XXI;

•
the absence of conflict with XXI’s governing documents, agreements and obligations and applicable laws, judgments and orders; require consents and approvals of governmental authorities and other persons;

•
the absence of any untrue statement of material fact or the omission of a material fact required to be stated in the proxy statement by XXI necessary, in light of the circumstances in which such statements were made, in order to make the statements therein not misleading;

•	the availability of funds with which to complete the transactions contemplated by the merger agreement; and

•	the sole purpose of the formation of XXI to engage in the merger.

Solicitation of Proxies; Expenses of Solicitation

We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which those persons hold of record. Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Conditions to the Merger

Conditions applicable to all parties.    Our obligations and those of XXI to complete the merger are conditioned upon the satisfaction or waiver in writing, on or before the effectiveness of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on the approval of the merger;

•
no suit, action or other legal proceeding by any domestic governmental authority, or injunction or final judgment shall be pending on the closing date before any court or governmental authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	the merger agreement shall not have been terminated in accordance with its terms; and

•	any waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated.

Conditions to our obligation to complete the merger.    Our obligation to complete the merger is conditioned upon the satisfaction or waiver in writing by us, at or before the effective time of the merger of the following conditions:

•
except as specifically provided for in the merger agreement, the representations and warranties of XXI contained in the merger agreement must be accurate in all respects as of the effective time of the merger as if made at and as of the effective date of the merger;

•
XXI must have performed and complied in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by XXI prior to or at the effective time of the merger;

•
XXI must deliver at the closing a certificate executed on behalf of XXI by the chief executive officer and chief financial officer of XXI, dated as of the closing date in of the merger agreement, confirming that certain conditions precedent to our obligations under the merger agreement have been satisfied; and

•
XXI must deliver at the closing, certified copies of (i) XXI’s resolutions duly adopted by XXI’s board of directors authorizing the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger; (ii) the resolutions duly adopted by XXI’s stockholders approving the merger agreement contemplated thereby, including the merger and the transactions and (iii) the certificate of incorporation and bylaws of XXI as then in effect immediately prior to the effective time of the merger.

Conditions to XXI’s obligations to complete the merger.    XXI’s obligations to complete the merger are conditioned upon the satisfaction or waiver in writing by XXI, on or before the effectiveness of the merger the following conditions:

•
except as specifically provided for in the merger agreement, our representations and warranties contained in the merger agreement must be accurate in all respects as of the effective time of the merger as if made at the effective time of the merger;

•
we must have performed and complied in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by us prior to or on the effective time of the merger;

•
XXI must have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties necessary for the consummation of the transactions have been obtained, on all terms and conditions reasonably satisfactory to XXI;

•	holders of not more than 10% of our outstanding common stock shall have demanded appraisal of their shares in accordance with Section 262 of the Delaware General Corporation Law;

•
we must have delivered to XXI a certificate executed on behalf of us by our Chief Executive Officer and Chief Financial Officer, dated as of the closing date of the merger agreement, confirming that certain conditions precedent to our obligations under the merger agreement have been duly satisfied;

•
we must deliver at the closing, certified copies of (i) our resolutions duly adopted by our board of directors authorizing the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger; (ii) the resolutions duly adopted by our stockholders approving the merger agreement and the transactions contemplated thereby, including the merger and (iii) our certificate of incorporation and bylaws, as then in effect immediately prior to the effective time of the merger;

•	certain of our current executives shall have entered into employment, non-solicitation and/or equity arrangements with us in the form and substance reasonably acceptable to XXI;

•	immediately prior to the closing, neither we nor any of our subsidiaries shall have any funded indebtedness or liens;

•
an amended and restated lease agreement for the property located at 19 West College Avenue, Yardley, Pennsylvania in substantially the form attached as Exhibit A to the merger agreement, shall have been entered into between John E. Meggitt, Dorothy Meggitt and us; and

•	we shall have entered into a non-competition agreement with John E. Meggitt, in form and substance reasonably acceptable to XXI.

Termination

The merger agreement may be terminated prior to the effectiveness of the merger:

(1)    by mutual written consent of our board of directors and the board of directors of XXI;

(2)    by either our board of directors or the board of directors of XXI if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate the merger agreement pursuant to Section 7.1(b) of the merger agreement shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, or resulted in, the issuance of such order, decree or ruling, or the taking of such action.

(3)    by our board of directors:

(i)    if, prior to the effective time of the merger, our board of directors shall have withdrawn, or modified or changed in a manner adverse to XXI, its approval or recommendation of the merger agreement or the merger in order to approve and permit us to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least five (5) business days prior to terminating the merger agreement pursuant to Section 7.1(c)(i) of the merger agreement, we have provided XXI with written notice advising XXI that our board of directors has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) we shall have caused our financial and legal advisors to negotiate in good faith with XXI to make such adjustments in the terms and conditions of the merger agreement as would enable us to proceed with the transactions contemplated herein on such adjusted terms; and further provided that simultaneously with any termination of the merger agreement pursuant to Section 7.1(c)(i), of the merger agreement, we shall pay to XXI the Termination Fee; or

(ii)    if there has been a breach of any representation, warranty, covenant or agreement on the part of XXI set forth in the merger agreement such that any of the conditions set forth in Section 6.1 or Section 6.3 of the merger agreement would not be satisfied and such breach is not cured within thirty days after our written notification to XXI of the occurrence of such breach and is incapable of being cured prior to March 31, 2002.

(4)    By the board of directors of XXI:

(i)    if prior to the effective time of the merger, our board of directors shall have withdrawn, or modified or changed in a manner adverse to XXI, its approval or recommendation of the merger agreement or the merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of our capital stock of, or a merger, consolidation or other business combination with a person or entity other than XXI or its affiliates (or our board of directors resolves to do any of the foregoing);

(ii)    if it shall have been publicly disclosed or XXI shall have otherwise learned that any person, entity or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than XXI or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of our capital stock (or any person beneficially owning in excess of 14.9% of any class or series of our capital stock on the date of the merger agreement shall increase such person’s beneficial ownership by 1% or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of the merger agreement), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of our capital stock, or any person or group shall have entered into a definitive agreement or agreement in principle with us with respect to a merger, consolidation or other business combination with us;

(iii)    if there shall have occurred any events or changes which have had, individually or in the aggregate, a Material Adverse Effect;

(iv)    if there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions) and such event is reasonably anticipated to result in a Material Adverse Effect, (B) a general declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and such event is reasonably anticipated to result in a Material Adverse Effect, (D) any limitation or proposed limitation (whether or not mandatory) by any foreign or United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions and which is reasonably anticipated to have a material adverse effect on the ability of XXI to obtain any financing relating to the transactions contemplated by the merger agreement, (E) any change in general financial, bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans and which is reasonably anticipated to have a material adverse effect on the ability of XXI to obtain any financing relating to the transactions contemplated by the merger agreement or (F) any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of the merger agreement and such event is reasonably anticipated to result in a Material Adverse Effect

(v) if there has been a breach of any representation, warranty, covenant or agreement on our part set forth in the merger agreement such that any of the conditions set forth in Section 6.1 or Section 6.2 of the merger agreement would not be satisfied and such breach is not cured within thirty days after XXI’s written notification to us of the occurrence of such breach and is incapable of being cured prior to March 31, 2002.

THE VOTING AGREEMENT

The following is a summary of the material terms of the voting agreement among XXI and John E. Meggitt and Dorothy M. Meggitt, the founders and largest stockholders of the Company and members of its board of directors, as well as certain trusts for the benefit of their children, and is qualified in its entirety by the actual voting agreement.

As a condition and inducement to XXI’s willingness to enter into the merger agreement and consummate the merger, Dr. and Mrs. Meggitt and trusts for the benefit of their children agreed to vote shares constituting an aggregate of 49.9% of the outstanding common stock in favor of adoption of the merger agreement and approval of the transactions its contemplates, including the merger.

Dr. and Mrs. Meggitt and the aforementioned trusts have also agreed, among other things:

•	to cease any ongoing discussions or negotiations, and not enter into or solicit any new discussions or negotiations, with respect to any proposal for the acquisition of the Company;

•	not to offer for sale, sell, or otherwise dispose of any or all of their shares of the Company’s common stock;

•	not to grant any proxy with respect to their shares of the Company’s common stock;

•	to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement and the merger;

•	to vote against any action or agreement that would result in:

•	any proposal for the acquisition of the Company (other than the merger),

•	any amendment to our charter or by-laws, or

•
any other proposal, action or transaction which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the merger or the other transactions contemplated by the merger agreement.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, if (i) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (ii) your shares are not voted in favor of the merger agreement or the merger, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Section 262 is reprinted in its entirety as Annex C to this proxy statement. The following discussion summarizes the material provisions of Delaware law relating to appraisal rights and is qualified in its entirety by reference to Annex C. You should review this discussion and Annex C carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

If you:

•	make the written demand described below with respect to your shares prior to the vote at the special meeting;

•	are continuously the record holder of your shares from the date of making the demand through the effective time of the merger;

•	otherwise comply with the statutory requirements of Section 262; and

•	neither vote in favor of the merger agreement or the merger nor consent to the merger agreement or the merger in writing.

and if a proper petition is filed with the Delaware Court of Chancery, as described below, you will be entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

Although the Delaware courts have not endorsed any particular valuation methodology for determining what constitutes “fair value” of a corporation’s stock, several types of analyses have regularly been used in appraisal proceedings. Among these have been some of the analyses, including those based on comparable companies, comparable transactions and discounted cash flows, that U.S. Bancorp Piper Jaffray performed for the board of directors.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, we must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Annex C.

If you desire to exercise your appraisal rights, you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See “Information Concerning the Special Meeting—Voting Your Shares by Proxy.” Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement and approve the merger or (2) check either the “Against” or the “Abstain” box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

Only a holder of record is entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform us of the holder’s identity and that the holder of record intends to demand appraisal of the holder’s shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Prophet 21, Inc., 19 West College Avenue, Yardley, Pennsylvania 19067, Attention: Charles L. Boyle, III.

The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand. Within 10 days after the effective time of the merger, the Surviving Corporation must provide notice of the effective time of the merger to you if you have complied with Section 262.

Within 120 days after the effective time of the merger, either the Surviving Corporation or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. We do not have any present intention to file this petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If you file a petition, you must serve a copy on the Surviving Corporation. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective time of the merger, you will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and the merger and with respect to which we received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after the Surviving Corporation has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

If a petition for an appraisal is timely filed by a holder of our shares and a copy is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the “fair value” of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. THE DELAWARE COURT OF CHANCERY’S APPRAISAL MAY BE MORE THAN, LESS THAN OR EQUAL TO THE $16.30 PER SHARE MERGER CONSIDERATION. You should be aware that investment advisors’ opinions as to fairness, from a financial point of view, are not opinions as to “fair value” under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. The Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262, however, provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

If you have demanded appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to the Surviving Corporation a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the Surviving Corporation and (2) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SET FORTH IN SECTION 262, YOU WILL FORFEIT YOUR RIGHTS OF APPRAISAL AND WILL BE ENTITLED TO RECEIVE THE $16.30 PER SHARE MERGER CONSIDERATION FOR YOUR SHARES. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THESE RIGHTS.

REGULATORY APPROVALS

We do not believe that any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including the antitrust authorities.

INDEPENDENT AUDITORS

Our consolidated financial statements as of June 30, 2002 and 2001 and for each of the years in the three-year period ended June 30, 2002, which are included in our Annual Report on Form 10-K, as amended by our Form 10-K/A filed on October 28, 2002, have been audited by KPMG LLP, independent accountants.

We do not anticipate that a representative of KPMG LLP will attend the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. Copies of these materials may be accessed through the SEC’s web site at www.sec.gov. These reports, proxy statements and other information can also be inspected and copies made at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the public reference room of the SEC at its Washington, D.C. address at prescribed rates. Information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

If you would like to request documents from us, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

This proxy statement is dated            , 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

INFORMATION ABOUT STOCKHOLDERS PROPOSALS

We will only hold an annual meeting of stockholders in 2002 if the merger agreement is terminated prior to the consummation of the merger; thus, we do not anticipate that we will hold an annual meeting of stockholders in 2002.

By Order of the Board of Directors,

Dorothy M. Meggitt
Secretary

                    , 2002

The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will facilitate arrangements for the meeting. Your cooperation is appreciated.

AGREEMENT AND PLAN OF MERGER

by and between

XXI MERGER CORP.

and

PROPHET 21, INC.

dated as of

November 8, 2002

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	28
Balance Sheet	14
Benefit Plans	15
Certificate of Merger	7
Certificates	9
Closing	7
Closing Date	7
Code	15
Company	6
Company Agreements	13
Company Common Stock	6
Company Intellectual Property	22
Company Material Adverse Effect	11
Company Material Contracts	19
Company Required Approvals	13
Company Required Consents	13
Company SEC Documents	13
Confidentiality Agreement	27
DGCL	6
Dissenting Shares	10
Effective Time	7
Employment Laws	18
Environmental Laws	16
Equipment	21
ERISA	14
Exchange Act	13
Expenses	35
GAAP	14
Governmental Entity	13
HSR Act	13
Indemnified Party	29
Intellectual Property	21
Joint Venture	11
License Agreements	22
Lien	13
Merger	7
Merger Consideration	8
Option	10
Option Plans	10
Paying Agent	9
Permits	21
Preferred Stock	11
Proprietary Software	22

Proxy Statement	8
Purchaser	6
Purchaser Common Stock	8
Purchaser Material Adverse Effect	23
SEC	8
SEC Reports	30
Securities Act	13
Service	15
Shares	6
Software	21
Special Meeting	8
Subsidiary	11
Superior Proposal	28
Surviving Corporation	7
Tax Return	18
Taxes	18
TCEP	6
TCEP Commitment Letter	6
Termination Fee	35
Trade Secrets	22
Transactions	6
Trigger Event	35
Voting Agreement	6
Voting Debt	12
WARN Act	18

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November8, 2002, by and between XXI Merger Corp., a Delaware corporation (the “Purchaser”), and Prophet 21, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the merger of the Purchaser and the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Purchaser and the Company have approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company has unanimously determined that the consideration to be paid for each share of the issued and outstanding common stock, par value $0.01 per share, of the Company (the “Shares” or “Company Common Stock”) in the Merger is fair to the holders of such Shares and has unanimously resolved to recommend that the holders of such Shares approve this Agreement and each of the transactions contemplated by this Agreement, including the Merger (the “Transactions”), upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrent with the execution of this Agreement, each of Thoma Cressey Equity Partners (“TCEP”) and LLR Partners, Inc. (“LLR”) has entered into an agreement with the Purchaser in which it has agreed, subject to the terms and conditions set forth therein, to invest (or cause its affiliates or designees to invest) up to a specified amount in the Purchaser at or prior to the Effective Time (the “Commitment Letters”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Purchaser to enter into this Agreement, John E. Meggitt, Ph.D. and Dorothy M. Meggitt have entered into a voting agreement (the “Voting Agreement”) with the Purchaser pursuant to which such stockholders have agreed, among other things, to vote for the Merger and to grant the Purchaser an irrevocable proxy with respect to the voting of their Shares, subject to the terms and conditions set forth in the Voting Agreement; and

WHEREAS, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.

(a)    Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the “Merger”) pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Purchaser’s election, subject to the consent of the Company not to be unreasonably withheld, the Merger may alternatively be structured so that (x) the Company is merged with and into the Purchaser or any other direct or indirect wholly owned Subsidiary (as defined in Section 3.1 hereof) of the Purchaser or (y) any direct or indirect wholly owned Subsidiary of the Purchaser is merged with and into the Company. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL.

(b)    Unless otherwise determined by the Purchaser prior to the Effective Time, the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation (in the case of a merger where the Company is the Surviving Corporation), until thereafter amended as provided by law and such Certificate of Incorporation.

(c)    Unless otherwise determined by the Purchaser prior to the Effective Time, the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation (in the case of a merger where the Company is the Surviving Corporation), until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.2    Effective Time.    The Purchaser and the Company will cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the date of the Closing (or on such other date as the Purchaser and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.3    Closing.    The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the “Closing Date”), at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, unless another date or place is agreed to in writing by the parties hereto.

Section 1.4    Directors and Officers of the Surviving Corporation.    The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

Section 1.5     Subsequent Actions.    If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6    Stockholders’ Meeting.    The Company, acting through its Board of Directors, shall, in accordance with applicable law and subject to the provisions of Section 5.5 and Article VII hereof:

(a)    duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger;

(b)    prepare and file with the United States Securities and Exchange Commission (the “SEC”) a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with the Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the “Proxy Statement”) to be mailed to its stockholders;

(c)    include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

(d)    use its best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of the Purchaser, advisable to secure any approval of stockholders required by the DGCL to effect the Merger.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”):

(a)    Purchaser Common Stock.    Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)    Cancellation of Treasury Stock.    All shares of Company Common Stock that are owned by the Company or any other wholly owned Subsidiary of the Company shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Shares.    Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) hereof and other than Dissenting Shares shall be converted into the right to receive $16.30, payable to the holder thereof, in cash without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

Section 2.2    Exchange of Certificates.

(d)    Paying Agent.    The Purchaser shall designate a bank or trust company, acceptable to the Company in its reasonable discretion, to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c) hereof. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by the Purchaser or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of the Purchaser and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(e)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c)    Transfer Books; No Further Ownership Rights in Company Common Stock.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)    Termination of Fund; No Liability.    At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates. Any holder of shares who has not theretofore received any applicable amounts of Merger Consideration to which such holder is entitled under this Article II shall look only to the Surviving Corporation for payment of claims with respect thereto and only as a general creditor thereof. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.3    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

(b)    The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to, prior to the Closing, participate in, and on and after the Closing, direct, all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Purchaser, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 2.4    Company Option Plans.    The Purchaser and the Company shall take all actions necessary to provide that, effective as of the Effective Time, (i) each outstanding stock option, stock equivalent right or right to acquire Shares (an “Option”) granted under the Company’s 1993 Stock Plan (the “Option Plans”) which has an exercise price less than the Merger Consideration, shall be cancelled and (ii) in consideration of such cancellation, the Purchaser shall, or shall cause the Surviving Corporation to, pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled. The Company shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows:

Section 3.1    Organization; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    Schedule 3.1(b) hereto sets forth the name, jurisdiction of organization and capitalization of each of the Company’s Subsidiaries and Joint Ventures (as defined below), including a brief description of the business conducted by each such entity and the interest of the Company and its Subsidiaries therein. Other than as set forth on Schedule 3.1(b), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding shares of capital stock of each of the Company’s Subsidiaries are owned directly or indirectly by the Company free and clear of all liens, options or encumbrances of any kind, and are validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary to any person except the Company. The Company has heretofore delivered to the Purchaser complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries, as currently in effect.

(c)    Each of the Company’s Subsidiaries and, to the Company’s knowledge, each of its Joint Ventures is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The term “Subsidiary” of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, of such corporation or entity. The term “Joint Venture” of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity of any such entity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity of any such entity. The term “Company Material Adverse Effect” shall mean, with respect to the Company, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a “Company Material Adverse Effect” shall not include (i) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement (including without limitation a loss of customers or employees), (ii) changes, effects and circumstances that are the result of factors generally affecting the industry or specific markets in which the Company and its Subsidiaries compete, or that are the result of factors affecting the Company’s customers or the industries or markets in which the Company’s customers operate (other than any such change having a materially disproportionate effect on the Company relative to other industry participants), (iii) any change in the trading price or trading volume of the Company’s common stock (but not any change or effect underlying such change in trading price or trading volume to the extent such change or effect would otherwise constitute a Company Material Adverse Effect), (iv) any failure by the Company to meet any published revenue or earnings projections (but not any change underlying such failure to the extent such change would otherwise constitute a Company Material Adverse Effect), (v) any change, effect or circumstance resulting from any action taken or announced, or any action not taken, at the request or with the consent of the Purchaser or (vi) any event of the type described in Section 7.1(d)(iv) hereof that would not qualify as a grounds for termination by the Board of Directors of the Purchaser under Section 7.1(d)(iv) hereof.

Section 3.2    Capitalization.    (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date hereof, (i) 3,902,338 shares of Company Common Stock are issued and outstanding, (ii) 599,990 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) 1,200,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding

Options and (iv) holders of vested Options have the right to acquire 585,319 shares of Company Common Stock. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. Schedule 3.2(c) sets forth a true and complete list of all outstanding Options, identifying the holders thereof, the number of shares subject thereto and the exercise prices per share thereunder. All the outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

(b)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

(c)    Following the Effective Time, no holder of Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of the Options.

(d)    Schedule 3.2(d) hereto sets forth a true and complete statement of the borrowing limit under all loan agreements (including indentures) of the Company and its Subsidiaries existing on the date hereof and a true and complete statement of the total indebtedness of the Company and its Subsidiaries outstanding on the date hereof under such agreements. Except as set forth on Schedule 3.2(d), no indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries or (iii) the ability of the Company of any of its Subsidiaries to grant any lien on the properties or assets of the Company or any of its Subsidiaries.

Section 3.3    Authorization; Validity of Agreement; Company Action.    (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders for the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (other than, with respect to the Merger, obtaining any approval of its stockholders as contemplated by Section 1.6 hereof). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement and the Merger are fair to and in the best interests of the stockholders of the Company; (ii) duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the Transactions; and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

Section 3.4    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

Section 3.5    No Violations; Consents and Approvals.

(a)    Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries or Joint Ventures, (ii) subject to obtaining the Company Required Approvals and the approval of the stockholders of the Company, require any filing by the Company with, or permit, authorization, consent or approval as to the Company of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a “Governmental Entity”), (iii) subject to obtaining the Company Required Consents, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or result in the creation of any lien, mortgage, security interest, charge, claim or encumbrance of any kind (collectively, a “Lien”) upon any of the properties or assets of the Company or its Subsidiaries) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or Joint Ventures is a party or by which any of them or any of their properties or assets may be bound (the “Company Agreements”) or (iv) subject to obtaining the Company Required Approvals, violate any order, writ, injunction, judgment, decree, statute, law, rule, regulation, ordinance, permit or license applicable to the Company, any of its Subsidiaries or Joint Ventures or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults, Liens and failures to obtain filings, permits, authorizations, consents and approvals, which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    No declaration, filing, permit, consent, registration or notice to or authorization or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof, except for declarations, filings, permits, consents, registrations, notices, authorizations and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), foreign antitrust or competition laws or regulations, state securities or blue sky laws and the DGCL (the “Company Required Approvals”). There are no third party consents required to be obtained under the Company Agreements to consummate the Transactions, except for third party consents set forth on Schedule 3.5 hereto (the “Company Required Consents”).

Section 3.6    SEC Reports and Financial Statements.    The Company has filed with the SEC, and has heretofore made available to the Purchaser true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since July 1, 1999 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company (including the related notes thereto) included in the Company SEC Documents have been prepared from and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof and for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

Section 3.7    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Documents filed prior to the date hereof or as set forth on Schedule 3.7 hereto, since June 30, 2002, (i) the Company and its Subsidiaries and, to the Company’s knowledge, its Joint Ventures have conducted their respective businesses, in all material respects, only in the ordinary and usual course, (ii) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its Joint Ventures has taken any action that would have been prohibited under Section 5.1 hereof if such section applied to the period between June 30, 2002 and the date of this Agreement.

Section 3.8    No Undisclosed Liabilities.    Except (i) as disclosed in the Company SEC Documents filed prior to the date hereof, (ii) as disclosed on Schedule 3.8 hereto and (iii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since June 30, 2002, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its Joint Ventures has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have had, or would be reasonably likely to have, a Company Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto). The reserves reflected in the Company’s consolidated balance sheet as of June 30, 2002 included in the 2002 Form 10-K (the “Balance Sheet”) are adequate, appropriate and reasonable and have been calculated in a manner consistent with GAAP.

Section 3.9    Proxy Statement.    The Proxy Statement (or any amendment thereof or supplement thereto), if any, will not, at the date mailed to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by the Purchaser in writing for inclusion therein. The Proxy Statement will comply in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder.

Section 3.10    Employee Benefit Plans; ERISA.

(a)    Schedule 3.10 hereto lists all material employee benefit plans, funds, programs (including but not limited to welfare benefit programs), arrangements, contracts or agreements (including employment agreements and severance agreements) of any type (including, but not limited to, an “employee benefit plan” or “plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have a liability (“Benefit Plans”). Except as required by applicable law, the Company has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan.

(b)    With respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended, (the “Code”), such plan has been determined by the United States Internal Revenue Service (the “Service”) to be so qualified, and its trust has been determined to be exempt from taxation under section 501(a) of the Code (and to the Company’s knowledge, no circumstances exist that are reasonably expected to result in the revocation of any such determinations); (ii) to the Company’s knowledge, such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) to the Company’s knowledge, no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to liability on the part of the Company or any of its Subsidiaries; (iv) no disputes are pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened (other than routine claims for benefits) that might reasonably be expected to give rise to liability on the part of the Company; (v) to the Company’s knowledge, no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to liability on the part of the Company or any of its Subsidiaries; (vi) all material payments required by any Benefit Plan or by law (including, without limitation, all contributions or insurance premiums) with respect to all periods through the date of the Effective Time shall have been made prior to the Effective Time or accrued by the Company in accordance with GAAP on its financial statements; and (vii) no Benefit Plan is currently under audit or investigation by the IRS, U.S. Department of Labor, or any other government authority.

(c)    Neither the Company nor any of its Subsidiaries maintains or has maintained or contributed to or been required to contribute to within the last six years, any employee benefit plan that is subject to Title IV of ERISA or section 412 of the Code.

(d)    No Benefit Plan provides medical, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e)    Except as set forth on Schedule 3.10, the announcement or consummation of the transactions contemplated by this Agreement, either alone or in connection with a related event, will not entitle any individual to severance pay, unemployment compensation or any other payment or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual.

(f)    With respect to each Benefit Plan, the Company has heretofore delivered or made available to the Purchaser true and complete copies of (i) a copy of each Benefit Plan and any amendments thereto; (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA; (iii) a copy of the most recent Summary Plan Description; (iv) a copy of any trust or other funding agreement applicable to such plans and the latest financial statements thereof; and (v) the most recent determination letter from the Service with respect to each plan intended to qualify under Section 401 of the Code.

(g)    No Benefit Plan is a “multiemployer pension plan,” as defined in section 3(37) of ERISA.

(h)    Except as set forth on Schedule 3.10, neither the Company nor any Subsidiary has any unfunded liabilities pursuant to any “employee pension benefit plan” that is not intended to be qualified under Section 401(a) of the Code.

Section 3.11    Litigation.    Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth on Schedule 3.11, there is no litigation, arbitration, suit, claim, action, proceeding, investigation or review by or before any Governmental Entity pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its Joint Ventures (i) which, if adversely decided, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect or (ii) which questions or challenges the validity of this Agreement or any action to be taken by the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the Transactions, and there is not known to the Company any reasonable basis for any such suit, claim, action, proceeding or investigation. Except as set forth in Schedule 3.11 hereto, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its Joint Ventures is subject to any judgments, awards, decrees, injunctions, rules or orders of any Governmental Entity applicable to the Company or any of its Subsidiaries or Joint Ventures. As to any litigation, arbitrations, suits, claims, actions, proceedings, investigations and reviews disclosed in the Company SEC Documents filed prior to the date of this Agreement, since June 30, 2002, there have not been any significant developments with respect thereto.

Section 3.12    Environmental Matters.

(a)    Except as set forth with specificity in the Company SEC Documents filed prior to the date hereof or on Schedule 3.12 hereto:

(i)    The Company and each of its Subsidiaries and, to the Company’s knowledge, each of its Joint Ventures, are and have been in compliance with all Environmental Laws, except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)    Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its Joint Ventures has received any notice, report or other information alleging that any of them is in violation in any material respect of any Environmental Laws or, to the Company’s knowledge, has any material liabilities relating to environmental site investigation or cleanup, corrective action, or damages or injuries to persons, property or natural resources, arising under Environmental Laws.

(iii)    Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its Joint Ventures has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, noise, odor or radiation so as to give rise to material liabilities under Environmental Laws; to the Company’s knowledge, with respect to properties and facilities owned, leased, operated or used by the Company, any of its Subsidiaries or any of its Joint Ventures, there are not present and there have not been released any hazardous substances, pollutants, contaminants or wastes, where such presence or release would give rise to material liabilities under Environmental Laws.

(b)    As used in this Agreement, “Environmental Laws” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning pollution or protection of the environment and the exposure of persons or natural resources to hazardous substances, pollutants, contaminants, wastes, noise, odor or radiation.

Section 3.13    Taxes.    Except as set forth on Schedule 3.13 hereto:

(a)    Except where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) duly filed (or there has been filed on their behalf or appropriate extensions have been obtained) with the appropriate Governmental Entities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and such Tax Returns are true, correct and complete, (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof, and will do so through the Effective Time and (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws.

(b)    There are no liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and liens for Taxes identified in Schedule 3.13 the assessment of which is being contested in good faith.

(c)    Neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement likely to have a Company Material Adverse Effect.

(d)    No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any pending audits or proceedings.

(e)    The federal income Tax Returns of the Company and its Subsidiaries have been audited by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including June 30, 1998, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid. None of the Company, its Subsidiaries, nor any respective directors or officers, or employees responsible for Tax matters, of the Company or any of its Subsidiaries expects any Governmental Entity to assess any additional Taxes with respect to the Company or any of its Subsidiaries for any period since such time.

(f)    There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(g)    Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the indemnity, allocation or sharing of Taxes.

(h)    Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

(i)    Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement or arrangement (whether oral or in writing) that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code or limited by Section 162(m) of the Code.

(j)    Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(4)(ii) of the Code.

(k)    The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l)    Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of any voluntary change in accounting method (nor has any Governmental Entity proposed in writing any such adjustment or change of accounting method).

(m)    All intercompany agreements between the Company and any of it Subsidiaries have been entered into on the basis of arm’s-length terms. In addition, no Governmental Entity has asserted or, to the Company’s knowledge, threatened to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

(n)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(o)    Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or any similar affiliated, consolidated, combined, unitary, or similar group for Tax purposes under state, local, or foreign law, or has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury regulations or any similar provision of state, local, or foreign law as a transferee or successor, by contract or otherwise.

(p) “Taxes”    shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, filings with respect to withholding of Taxes, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 3.14    Labor and Employment Matters.

(a)    Except as set forth in Schedule 3.14 hereto, since July 1, 1999, neither the Company nor any of its Subsidiaries has been a party to any collective bargaining agreement or other labor agreement with any union or labor organization and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. Except as set forth in Schedule 3.14, (i) the Company and its Subsidiaries are in material compliance with all applicable Employment Laws; (ii) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (iii) there are no labor strikes, slowdowns or stoppages actually pending or, to the Company’s knowledge, threatened, against or affecting the Company or any of its Subsidiaries; (iv) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (v) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(b)    Except as set forth in Schedule 3.14, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act), nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation that could result in a material liability of the Company and its Subsidiaries, taken as a whole. None of the employees of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) during the six month period prior to the date of this Agreement.

(c)    Except as set forth in Schedule 3.14(c), (i) there are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries, (ii) there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its subsidiaries, (iii) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health (“Employment Laws”), and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (iv) to the Company’s knowledge, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (v) to the Company’s knowledge, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company and the Subsidiaries and no such investigation is in progress; and (vi) to the Company’s knowledge, there are no complaints, controversies, lawsuits or other proceedings pending or threatened that allege breach of any express or implied contract of employment, violation of any law or regulation governing employment, discriminatory hiring or termination of employees or tortious conduct in connection with the employment relationship.

Section 3.15    Compliance with Laws.    Other than with respect to Environmental Laws (which are addressed in Section 3.12) and Employment Laws (which are addressed in Section 3.14), the Company and its Subsidiaries and, to the Company’s knowledge, its Joint Ventures have complied in all material respects with all laws and governmental regulations and orders known by the Company to relate to any of the property owned, leased or used by them, or to be applicable to their business. No notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its Joint Ventures alleging any violation of such laws, regulations and orders, except for such violations which would not have, or be reasonably likely to have, a Company Material Adverse Effect.

Section 3.16    Insurance.    Schedule 3.16 hereto contains accurate and complete descriptions of all policies of insurance (including premiums, policy limits, deductibles, type of coverage, dates of coverage and similar information) providing coverage in favor of the Company, its Subsidiaries or any of their respective properties and assets. As of the date hereof, the Company and each of its Subsidiaries are, and continually since 1999 have been, insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. The Company and each of its Subsidiaries has complied in all material respects with the provisions of such policies, such policies are sufficient for compliance with all requirements of law and of all Company Agreements and, to the Company’s knowledge, will remain in full force and effect through the respective dates set forth on Schedule 3.16 without the payment of additional premiums and will not in any way be adversely affected by, or terminate or lapse by reason of, the Merger. Schedule 3.16 also identifies all risks as to which the Company or any of its Subsidiaries is self insured. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

Section 3.17    Contracts.    Schedule 3.17 hereto sets forth a true and complete list, as of the date hereof, of (i) each material agreement and contract to which the Company or any of its Subsidiaries is a party, (ii) all non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted, (iii) all agreements, arrangements or understandings with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, and (iv) all contracts or other agreements which would prohibit or materially delay the consummation of the Merger or any of the Transactions (all contracts of the type described in clauses (i)—(iv) being referred to herein as “Company Material Contracts”). Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company or such Subsidiary has performed all obligations required to be performed by it to date under each Company Material Contract. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (nor, to the Company’s knowledge, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by either the Company or any of its Subsidiaries, as the case may be, or any other party to a Company Material Contract. Originals or true, correct and complete copies of all Company Material Contracts (or descriptions if the Company Material Contract is not written) have been provided or made available to the Purchaser. Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligations of any person, corporation, partnership, joint venture, association, organization or other entity.

Section 3.18    Accounts Receivable.    All accounts receivable of the Company and its consolidated Subsidiaries, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are, to the Company’s knowledge, collectible net of any reserves shown on the Balance Sheet.

Section 3.19    Properties.

(a)    The Company and each of its Subsidiaries and, to the Company’s knowledge, each of its Joint Ventures has good, valid and marketable title to all of the properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Balance Sheet (except for personal property and for inventory together having an aggregate book value not in excess of $150,000 sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), and all of the material properties and assets purchased by the Company and each of its Subsidiaries since the date of the Balance Sheet, which subsequently acquired properties and assets (other than inventory and short term investments) are listed in Schedule 3.19(a) hereto. All of the properties and assets reflected in the Balance Sheet and/or reflected in Schedule 3.19(a) are adequate for the uses to which they are being put. To the Company’s knowledge, none of such properties and assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. All properties and assets reflected in the Balance Sheet have a fair market or realizable value at least equal to the value thereof as reflected therein, and all such properties and assets are free and clear of all Liens of any nature whatsoever including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (i) Liens shown on the Balance Sheet as securing specified liabilities or obligations and Liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, with respect to which no default exists; (ii) Liens and minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company or any of its Subsidiaries and which have arisen only in the ordinary course of business and consistent with past practice; and (iii) Liens for current Taxes not yet due.

(b)    A list and description of all real property owned or leased to or by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its Joint Ventures or in which any of them has an interest is set forth in Schedule 3.19(b) hereto.

(c)    Schedule 3.19(c) hereto contains an accurate and complete description of the terms of all leases pursuant to which the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its Joint Ventures leases real or personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect. There are no existing defaults by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its Joint Ventures thereunder and, to the Company’s knowledge, no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder on the part of the Company or any of its Subsidiaries or Joint Ventures. The Company has no knowledge of any default of claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party under any lease referred to in Schedule 3.19(c).

(d)    The properties and assets presently owned, leased or licensed by the Company and its Subsidiaries and, to the Company’s knowledge, its Joint Ventures include all properties and assets necessary to permit the Company and its Subsidiaries and, to the Company’s knowledge, its Joint Ventures to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

Section 3.20    Plant and Equipment.    The Company and its Subsidiaries and, to the Company’sknowledge, its Joint Ventures have such ownership of or such rights by license, lease or other agreement to all equipment used or necessary to conduct their respective businesses as currently conducted (the “Equipment”) with only such exceptions as individually or in the aggregate would not have a Company Material Adverse Effect. The plants, structures and Equipment of the Company and each of its Subsidiaries and, to the Company’s knowledge, each of its Joint Ventures are, to the Company’s knowledge, structurally sound with no known defects and are in good operating condition and repair and adequate for the uses to which they are being put. None of such plants, structures or Equipment is, to the Company’s knowledge, in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.21    Permits.    Schedule 3.21 hereto sets forth a complete and accurate list of all permits, licenses,certificates, approvals, notices, easements, rights-of-way, qualifications and authorizations issued or granted by Governmental Entities (collectively, the “Permits”), except for Environmental Permits (which are the subject of Section 3.12 hereof), held by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its Joint Ventures. The Permits set forth on Schedule 3.21 are all the Permits necessary to carry on the business of the Company and its Subsidiaries and, to the Company’s knowledge, its Joint Ventures as presently conducted and at each location where such business is being conducted. Except as set forth in the Company SEC Documents, (i) all such Permits are in full force and effect and are validly held by the Company or a Subsidiary of the Company or, to the knowledge of the Company, a Joint Venture, (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of its Joint Ventures has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the Company’s knowledge, threatened, (iii) there are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its Joint Ventures under any such Permit, (iv) the Company has no knowledge of any claimed or purported or alleged defaults or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit, (v) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions, and (vi) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its Joint Ventures has received any written warning, notice, notice of violation or probable violation, statement of deficiencies, notice of revocation, or other written communication from or on behalf of any Governmental Entity that remains unresolved or which has resulted in any restriction on the permissible operations of the Company or any of its Subsidiaries or Joint Ventures, alleging (A) any violation of any such Permit or of any law, rule or regulation or (B) that the Company or any of its Subsidiaries or Joint Ventures requires any Permit for the operation of their respective business, as such businesses are currently conducted, that is not currently held by it.

Section 3.22    Intellectual Property.

(a)    As used herein, the term “Intellectual Property” means all United States and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, mask works, copyrights (including registrations and applications for any of the foregoing); computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site (collectively, “Software”); confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively “Trade Secrets”) and any licenses to use any of the foregoing. As used herein, the term “Company Intellectual Property” means all Intellectual Property owned by the Company or its Subsidiaries or held for use or used in the business of the Company or its Subsidiaries as conducted as of the date hereof, or as presently contemplated to be conducted and any licenses to use any of the foregoing.

(b)    Schedule 3.22(b) hereto sets forth, for all Company Intellectual Property owned by the Company or any of its Subsidiaries, a complete and accurate list, of all U.S. and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations and copyright applications and material unregistered copyrights.

(c)    Schedule 3.22(c) hereto lists all contracts for material Software which is licensed, leased or otherwise used by the Company or any of its Subsidiaries (excluding off-the-shelf Software licensed under an agreement with a maximum payment obligation of less than $5,000), and all material Software which is owned by the Company or any of its Subsidiaries (“Proprietary Software”), and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

(d)    Schedule 3.22(d) hereto sets forth a complete and accurate list of all agreements granting or obtaining any right to use or practice any rights under any material Company Intellectual Property, to which the Company or any of its Subsidiaries is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements, indemnity agreements and covenants not to sue (collectively, the “License Agreements”).

(e)    Except as would not have a Company Material Adverse Effect:

(i)    the Company or its Subsidiaries own or have the right to use all Company Intellectual Property, free and clear of all Liens;

(ii)    to the knowledge of the Company, any Company Intellectual Property owned or used by the Company or its Subsidiaries has been duly maintained, is valid and subsisting and in full force and effect, and has not been cancelled, expired or abandoned;

(iii)    the Company has not received written notice from any third party regarding any actual or potential infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of such third party, and the Company has no knowledge of any basis for such a claim against the Company or any of its Subsidiaries;

(iv)    the Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Company Intellectual Property owned or used by the Company or any of its Subsidiaries and the Company has no knowledge of any basis for such a claim;

(v)    neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any Company Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements;

(vi)    to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property owned by the Company or any of its Subsidiaries;

(vii)    the License Agreements are valid and binding obligations of the Company or of its Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition known to the Company which will result in a violation or breach of, or constitute a default by the Company or of its Subsidiaries or, to the knowledge of the Company, the other party thereto, under any such License Agreement;

(viii)    the Company and each of its Subsidiaries has taken reasonable measures to protect the confidentiality of Trade Secrets included in the Company Intellectual Property, including requiring third parties having access thereto to execute written nondisclosure agreements. No material Trade

Secret included in the Company Intellectual Property has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the Company and the applicable Subsidiaries’ proprietary interests in and to such Trade Secrets;

(ix)    the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Purchaser’s or the Surviving Corporation’s rights to own, use, or to bring any action for the infringement of, any of the Company Intellectual Property, nor will such consummation require the consent of any third party in respect of any Company Intellectual Property; and

(x)    all Proprietary Software set forth in Schedule 3.23(c) hereto, was either developed (a) by employees of the Company or its Subsidiaries within the scope of their employment, or (b) by independent contractors who have assigned all of their rights to the Company or any of its Subsidiaries pursuant to written agreement.

Section 3.23    Opinion of Financial Advisor.    The Company has received an opinion from U.S. Bancorp Piper Jaffray to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been, or promptly upon receipt thereof will be, provided to the Purchaser. The Company has been authorized by U.S. Bancorp Piper Jaffray to permit the inclusion of such opinion in its entirety in the Proxy Statement.

Section 3.24    Antitakeover Statutes; Rights Plan.    Each of the Company and the Company’s Board of Directors has taken all action, if any, required to be taken by it in order to exempt this Agreement and the Transactions contemplated hereby from, and this Agreement and the Transactions contemplated hereby are exempt from, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL, and no other state takeover statute is applicable to the Transactions. The Company is not a party to or subject to any “poison pill,” stockholder rights plan, rights agreement or similar agreement, instrument or plan.

Section 3.25    Full Disclosure.    No representation or warranty in this Agreement (including the schedules hereto) and no statement contained in any document or certificate contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

Section 4.1    Organization.    The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The term “Purchaser Material Adverse Effect” shall mean any material adverse affect on the ability of the Purchaser to consummate the Merger. The Purchaser has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of the Purchaser.

Section 4.2.    Authorization; Validity of Agreement; Necessary Action.    The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate or other action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3    No Violations; Consents and Approvals.

(a)    Neither the execution, delivery or performance of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby nor compliance by the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) subject to obtaining the Company Required Approvals, require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, judgment, decree, statute, law, rule, regulation, ordinance, permit or license applicable to the Purchaser or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults, Liens and failures to obtain filings, permits, authorizations, consents and approvals which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b)    No declaration, filing, permit, consent, registration or notice to or authorization or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Purchaser, the consummation by it of the transactions contemplated hereby or compliance by them with any of the provisions hereof, except for declarations, filings, permits, consents, registrations, notices, authorizations and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, foreign antitrust or completion laws or regulations, state securities or blue sky laws and the DGCL.

Section 4.4    Proxy Statement.    None of the written information supplied by the Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5    Financing.    The obligations to fund the commitments under the Commitment Letters are not subject to any condition other than as set forth in the Commitment Letters. The Purchaser is not aware of any fact or occurrence existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate or that causes the Commitment Letters to be ineffective or that precludes the satisfaction of the conditions set forth in the Commitment Letters. The Commitment Letters have been duly executed by all parties thereto and are in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. The aggregate amount of financing committed pursuant to the Commitment Letters is sufficient to fund all amounts required to be paid in connection with the consummation of the Transactions.

Section 4.6    Purchaser’s Operations.    The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1    Interim Operations of the Company.    The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement or (ii) as agreed in writing by the Purchaser, after the date hereof and prior to the Effective Time:

(a)    the business of the Company and each of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors, business partners and others having business dealings with them;

(b)    the Company shall not, and shall not permit any of its Subsidiaries to: (i) amend its certificate of incorporation or bylaws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company; (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or Voting Debt of the Company or any of its Subsidiaries, other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date hereof; (iv) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any instrument or security which consists of or includes a right to acquire such shares;

(c)    the Company shall not, and shall not permit any of its Subsidiaries to, transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, provided that such transactions, other than sales of inventory, do not exceed $50,000 per transaction and $250,000 in the aggregate;

(d)    the Company shall not, and shall not permit any of its Subsidiaries to, acquire or publicly propose to acquire or agree to acquire (i) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets having a cost in excess of $50,000 individually or $500,000 in the aggregate;

(e)    except in substantial accordance with the historical practice of the Company with respect to persons that are not executive officers or directors of the Company or any of its Subsidiaries, the Company shall not, and shall not permit any of its Subsidiaries to: (i) grant any increase in the non-equity-based compensation payable or to become payable by the Company or any of its Subsidiaries to any of its directors, executive officers or employees or (A) enter into or adopt any new or (B) amend or otherwise increase, or accelerate the payment or vesting of any benefit or amount payable or to become payable under, any bonus, non-equity-based incentive compensation, deferred compensation, severance, profit sharing, insurance, pension, retirement or other non-equity-based employee benefit plan, or other contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or any of its Subsidiaries; or (ii) enter into any employment (other than “at will”) or severance agreement with or, except in accordance with the written policies of the Company existing on the date hereof, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

(f)    the Company shall not, and shall not permit any of its Subsidiaries to: grant any increase in the equity-based compensation payable or to become payable by the Company or any of its Subsidiaries to any of its directors, executive officers or employees or (i) enter into or adopt any new or (ii) amend or otherwise increase, or accelerate the payment or vesting of any benefit or amount payable or to become payable under, any equity-based incentive compensation, stock option, stock purchase or other equity-based employee benefit plan, or other equity-based contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or any of its Subsidiaries;

(g)    the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into new contracts, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any contract or agreement to which the Company or any of its Subsidiaries is a party, which is material to the Company and its Subsidiaries taken as a whole and provided that the term of any new contract or any contract modification, amendment or renewal does not exceed twelve months, and, provided further, that no loans or advances shall be made or extended to any customer in connection with any such contract, modification, amendment or renewal, or waive, release or assign any material rights or claims therein or (ii) enter into, modify, amend, or renew any contract or agreement if the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified, or renewed, is or would be in excess of $50,000 (not to exceed $500,000 in the aggregate) or have an initial term (or a renewal or extension term) greater than twelve months;

(h)    the Company shall, and shall cause each of its Subsidiaries to, maintain with insurance companies reasonably believed by the Company to be financially responsible insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of the Company and its Subsidiaries;

(i)    the Company shall not, and shall not permit any of its Subsidiaries to: (i) incur or assume any long-term debt or incur or assume any short-term indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company consistent with past practice); or (iv) make any new capital expenditure or expenditures which exceed the amounts budgeted therefor in the 2003 capital expenditure budget for the Company, a copy of which has been provided to the Purchaser;

(j)    the Company shall not, and shall not permit any of its Subsidiaries to, change any of the accounting principles used by it except as required by law, rule, regulation or GAAP;

(k)    the Company shall not, and shall not permit any of its Subsidiaries to, make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, settle or compromise any Tax liability in excess of $50,000 arising from or in connection with any single issue or consent to any waiver of the statute of limitations for any such tax liability;

(l)    the Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended June 30, 2002 of the Company and its consolidated Subsidiaries or (ii) incurred since June 30, 2002 in the ordinary course of business and consistent with past practice; provided, however, that notwithstanding the foregoing, the Company shall be entitled to pay on a timely basis all reasonable, documented fees and expenses related to this Agreement and the transactions contemplated hereby;

(m)    the Company shall not, and shall not permit any of its Subsidiaries to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(n)    the Company shall not, and shall not permit any of its Subsidiaries to, amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased properties or enter into any lease, agreement or arrangement with respect to any real property;

(o)    the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain in effect all existing Permits that are material to the operations of the Company or any of its Subsidiaries;

(p)    subject to the other restrictions set forth in this Section 5.1, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective affiliates other than such agreements and arrangements as are entered into in the usual, ordinary and regular course of business and which have been negotiated on an arms-length basis and are no less favorable to the Company or its Subsidiaries than the Company or such Subsidiary would have obtained from an unaffiliated third party, and provided that the Company shall have scheduled such items pursuant to Schedule 3.7 or, if after the date of this Agreement, the Company shall have notified the Purchaser in writing prior to entering into any such affiliate transaction;

(q)    the Company shall not, and shall not permit any of its Subsidiaries to, take, or agree to commit to take, any action that (i) would to the Company’s knowledge make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, (ii) would result in any of the conditions to the consummation of the Merger set forth in Article VI not being satisfied or (iii) would materially impair the ability of the Company or the Purchaser to consummate the Merger in accordance with the terms hereof or materially delay such consummation; and

(r)    the Company shall not, and shall not permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2    HSR Act; Foreign Antitrust Laws.    The Company and the Purchaser shall, if required, take all reasonable actions necessary to file as soon as practicable following the date hereof notifications under the HSR Act and any foreign antitrust or competition law or regulation and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any foreign Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any other Governmental Entity in connection with antitrust or competition matters.

Section 5.3    Access to Information.    Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to afford to the officers, employees, accountants, counsel, investment bankers, lenders, consultants, financial advisors and other representatives of the Purchaser, access, during normal business hours during the period prior to the Effective Time, to all its offices, properties, facilities, key personnel, sales representatives, customers, officers, directors, independent accountants, counsel, books, contracts, commitments and records and such financial and operating data as such representatives of the Purchaser may reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish or make available promptly to the Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws, (ii) all other information concerning its business, properties and personnel as the Purchaser may reasonably request and (iii) copies of all Environmental Reports received by the Company as soon as practicable after the receipt thereof. After the Effective Time, the Company shall provide the Purchaser and such persons as the Purchaser shall designate with all such information, at such time, as the Purchaser shall request. Unless otherwise required by law and until the Effective Time, and except as contemplated by Section 5.5 hereof, the Purchaser will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement, dated, June 7, 2002, between the Company and TCEP (the “Confidentiality Agreement”).

Section 5.4    Consents and Approvals.    Each of the Company and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this

Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information determined by their respective counsel to be required under the HSR Act and any foreign antitrust or competition law or regulation and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions determined by their respective counsel to be necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

Section 5.5    No Solicitation.    Neither the Company nor any of its Subsidiaries or affiliates shall (and the Company shall use its best efforts to cause its and each of its Subsidiaries’ officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group (other than the Purchaser, any of its affiliates or representatives) concerning any merger, business combination, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an “Acquisition Proposal”). The Company further agrees that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of the Special Meeting, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (x) such entity or group has submitted an unsolicited bona fide written proposal to the Board of Directors of the Company relating to any such transaction, (y) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the Merger and fully financed or reasonably capable of being financed, and (z) the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would reasonably be likely to violate their fiduciary duties to the Company’s stockholders under applicable law. A proposal meeting all of the criteria in the preceding sentence is referred to herein as a “Superior Proposal.” Nothing contained in this Section 5.5 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act. The Company will immediately notify the Purchaser of any Acquisition Proposal, or if an inquiry is made, will keep the Purchaser fully apprised of all developments with respect to any Acquisition Proposal, will immediately provide to the Purchaser copies of any written materials received by the Company in connection with any Acquisition Proposal, discussion, negotiation or inquiry and the identity of the party making any Acquisition Proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to the Purchaser any non-public information concerning the Company provided to any other party which was not previously provided to the Purchaser. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding anything to the contrary contained in this Agreement, except in connection with the valid termination of this Agreement pursuant to Section 7.1(c)(i) hereof, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, or modify or change in a manner adverse to the Purchaser, or propose to withdraw, or propose to modify or change in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

Section 5.6    Brokers or Finders.    The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except U.S. Bancorp Piper Jaffray, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm (a copy of which has been delivered by the Company to the Purchaser prior to the date of this Agreement). The Purchaser represents, as to itself, and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of the Purchaser and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

Section 5.7    Additional Agreements.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

Section 5.8    Publicity.    The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Purchaser and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, the Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

Section 5.9    Notification of Certain Matters.    The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.10    Directors’ and Officers’ Insurance and Indemnification.

(a)    For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under Delaware law the present and former officers and directors of the Company (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Purchaser or the Surviving Corporation)) in connection with any claim, suit, action, proceeding or investigation that is, in whole or in part, based on or arising out of the fact that such person is or was a director, officer, employee or agent of the Company, or a trustee or fiduciary of any plan for the benefit of employees of the Company, and arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limiting the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation will pay as incurred such Indemnified Party’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that the Surviving Corporation shall not have any obligation to pay such legal or other expenses under this Section 5.10(a) to an Indemnified Party with respect to any matter caused by or resulting from the fraud or willful misconduct of that Indemnified Party.

(b)    For six years after the Effective Time, the Surviving Corporation shall maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available to the Purchaser) to the extent that it provides coverage for events occurring on or prior to the Effective Time, on terms that are no less favorable to the terms now applicable to them under the Company’s current policies; provided, however, that in no event shall the Surviving Corporation be required to expend more than 150% of the annual premium currently paid by the Company for such coverage; and provided, further, that, if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such annual premium.

(c)    This Section 5.10 shall survive the consummation of the Merger at the Effective Time, and shall be binding on all successors and assigns of the Surviving Corporation.

Section 5.11    State Takeover Laws.    If Section 203 of the DGCL or any other state takeover statute becomes or is deemed to become applicable to the Company or the Merger, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

Section 5.12    Resignations.    At or prior to the Effective Time, the Company shall obtain the resignations as of the Effective Time of each director of the Company and, if so requested by the Purchaser, of any officer of the Company and any director or officer of any of Subsidiary of the Company.

Section 5.13    SEC Reports.    From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, the Company shall file on a timely basis all forms, reports, schedules, statements and other documents (“SEC Reports”) required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

Section 5.14    Delisting.    Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Shares from the National Association of Securities Dealers, Inc. Automated Quotation/National Market System and (ii) to terminate the registration of the Shares under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

Section 5.15    Financial Statements.    During the period prior to the Effective Time, the Company shall provide to the Purchaser consolidated monthly financial statements no later than the tenth business day following the end of each calendar month following the date of this Agreement. Further, the Company shall provide, and shall cause its Subsidiaries to provide, all reasonable cooperation in connection with the arrangement of the financing of the Merger including, without limitation, (a) promptly providing to the Purchaser’s and the Purchaser’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by the Purchaser or the Purchaser’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, (b) making the Company’s senior officers reasonably available to the Purchaser’s financing sources in connection with such financing to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the financing and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting the Purchaser’s and the Purchaser’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the financing.

Section 5.16    Employees.    The Company shall use its best commercially practicable efforts to (i) retain, and cause its Subsidiaries to retain, all employees of the Company and its Subsidiaries and (ii) encourage the individuals listed on Schedule 6.2(g) to enter into the arrangements referred to in Section 6.2(g).

Section 5.17    Comparability of Employee Benefits.    After the Effective Time, the Surviving Corporation shall provide to individuals who are employees of the Company and its Subsidiaries at the Effective Time and whose employment will continue following the Effective Time, employee benefits that will, in the aggregate, be comparable to those provided by the Company and its Subsidiaries to their employees. Notwithstanding the foregoing, nothing contained herein shall otherwise limit the Surviving Corporation’s or any of its Subsidiaries’ right to amend, modify or terminate any Benefit Plan or to terminate employment of any employee after the Effective Time.

ARTICLE VI

CONDITIONS

Section 6.1    Conditions to Each Party’s Obligation To Effect the Merger.    The obligations of the parties to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval.    This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock.

(b)    Statutes; Consents.    No suit, action or proceeding shall be threatened or pending, and no statute, rule, order, decree or regulation shall have been enacted or promulgated, by any Governmental Entity of competent jurisdiction which seeks to prohibit or prohibits the consummation of the Merger or seeks to impose or imposes any material limitation or restriction on the ownership or operation of the business of the Surviving Corporation, and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time and shall not materially limit or restrict ownership or the operation of the business of the Surviving Corporation.

(c)    Injunctions.    There shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger or otherwise materially limiting or restricting ownership or the operation of the business of the Surviving Corporation.

(d)    Termination.    This Agreement shall not have been terminated in accordance with its terms.

(e)    HSR Act.    Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 6.2    Conditions to Obligation of the Purchaser.    The obligation of the Purchaser to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time, of each of the following additional conditions, unless waived by the Purchaser in writing prior to the Effective Time:

(a)    Representations and Warranties.    The representations and warranties of the Company set forth herein shall be true and correct as of the date of this Agreement and as of the Effective Time except for (i) changes specifically contemplated by this Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where the failure of such representation and warranty to be so true and correct would not have a Company Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions and the representations and warranties set forth in Section 3.2 and Section 3.24, which in each such case shall be true and correct in all material respects).

(b)    Covenants and Agreements.    The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c)    Consents.    the Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary for the consummation of the Transactions have been obtained, all on terms and conditions reasonably satisfactory to the Purchaser.

(d)    Dissenters.    The holders of not more than 10% of the outstanding Shares shall have demanded appraisal of their Shares in accordance with the DGCL.

(e)    Officers’ Certificate.    At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.2(a) and (b) above have been satisfied.

(f)    Certified Copies.    At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s stockholders approving this Agreement and the Transactions and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

(g)    Employment Arrangements.    Each of the individuals listed on Schedule 6.2(g) shall have entered into employment, non-solicitation and/or equity arrangements with the Company in form and substance reasonably acceptable to the Purchaser.

(h)    No Indebtedness or Liens.    Immediately prior to the Closing, none of the Company nor any of its Subsidiaries shall have any funded indebtedness or Liens.

(i)    Amended and Restated Real Estate Lease.    The Company, John E. Meggitt and Dorothy M. Meggitt shall have entered into an amended and restated lease agreement for the property located at 19 West College Avenue, Yardley, Pennsylvania in form substantially the same as that attached hereto as Exhibit A.

(j)    Non-Competition Agreement.    The Company and John E. Meggitt shall have entered into a non-competition agreement in form and substance reasonably acceptable to the Purchaser.

Section 6.3    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction, on or prior to the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a)    Representations and Warranties.    The representations and warranties of the Purchaser set forth herein shall be true and correct as of the date of this Agreement and as of the Effective Time except for (i) changes specifically contemplated by this Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where failure of such representation and warranty to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect (other than representations and warranties that are already so qualified as to the prevention or delay of the consummation of any of the Transactions, which in each such case shall be true and correct in all material respects).

(b)    Covenants and Agreements.    The Purchaser shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c)    Officers’ Certificate.    At the Closing, the Purchaser shall deliver an Officers’ Certificate, duly executed by the Purchaser’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.3(a) and (b) above have been satisfied.

(d)    Certified Copies.    At the Closing, the Purchaser shall deliver certified copies of (i) the resolutions duly adopted by the Purchaser’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Purchaser’s stockholders approving this Agreement and the Transactions and (iii) the certificate of incorporation and the Bylaws of the Purchaser as then in effect immediately prior to the Effective Time.

ARTICLE VII

TERMINATION

Section 7.1    Termination.    Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a)    By the mutual consent of the Board of Directors of the Purchaser and the Board of Directors of the Company.

(b)    By either of the Board of Directors of the Company or the Board of Directors of the Purchaser if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the issuance of such order, decree or ruling, or the taking of such action.

(c)    By the Board of Directors of the Company:

(i)    if, prior to the Effective Time, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to the Purchaser, its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least five (5) business days prior to terminating this Agreement pursuant to this Section 7.1(c)(i) the Company has provided the Purchaser with written notice advising the Purchaser that the Board of Directors of the Company has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) the Company shall have caused its financial and legal advisors to negotiate in good faith with the Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; and further provided that simultaneously with any termination of this Agreement pursuant to this Section 7.1(c)(i), the Company shall pay to the Purchaser the Termination Fee (as defined in Section 8.1(b) hereof); or

(ii)    if there has been a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied and such breach is not cured within thirty days after the Company’s written notification to the Purchaser of the occurrence of such breach and is incapable of being cured prior to March 31, 2003.

(d)    By the Board of Directors of the Purchaser:

(i)    if prior to the Effective Time, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to the Purchaser, its approval or recommendation of this

Agreement or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than the Purchaser or its affiliates (or the Board of Directors of the Company resolves to do any of the foregoing);

(ii)    if it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any person, entity or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than the Purchaser or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares) (or any person beneficially owning in excess of 14.9% of any class or series of capital stock of the Company (including the Shares) on the date of the Agreement shall increase such person’s beneficial ownership by 1% or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of this Agreement), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares) or any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company;

(iii)    if there shall have occurred any events or changes which have had or which are reasonably anticipated to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

(iv)    if there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions) and such event is reasonably anticipated to result in a Company Material Adverse Effect, (B) a general declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and such event is reasonably anticipated to result in a Company Material Adverse Effect, (D) any limitation or proposed limitation (whether or not mandatory) by any foreign or United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions and which is reasonably anticipated to have a material adverse effect on the ability of the Purchaser to obtain any financing relating to the transactions contemplated by this Agreement, (E) any change in general financial, bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans and which is reasonably anticipated to have a material adverse effect on the ability of the Purchaser to obtain any financing relating to the transactions contemplated by this Agreement or (F) any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Agreement and such event is reasonably anticipated to result in a Company Material Adverse Effect; or

(v)    if there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and such breach is not cured within thirty days after the Purchaser’s written notification to the Company of the occurrence of such breach and is incapable of being cured prior to March 31, 2003.

Section 7.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except for the third sentence of Section 5.3 and all of Article VIII, each of which shall survive such termination, and there shall be no liability on the part of the Purchaser or the Company except (a) for fraud or for willful material breach of this Agreement and (b) as set forth in this Section 7.2 and Section 8.1.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Fees and Expenses.

(a)    Except as contemplated by this Agreement, including Sections 8.1(b) and 8.1(c) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

(b)    If (i) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof, (ii) the Board of Directors of the Purchaser shall terminate this Agreement pursuant to Section 7.1(d)(i), (iii) both (A) the Board of Directors of the Purchaser shall terminate this Agreement pursuant to Section 7.1(d)(ii) hereof and (B) at the time of such termination or prior to the Special Meeting there shall have been an Acquisition Proposal with respect to the Company (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Special Meeting), or (iv) both (A) the Board of Directors of the Purchaser shall terminate this Agreement pursuant to Section 7.1(d)(ii) hereof and (B) within 12 months after termination of this Agreement the Company shall have entered into an agreement with respect to, or consummated, an Acquisition Proposal, then in any such case as described in clause (i), (ii), (iii) or (iv) (each such case of termination being referred to as a “Trigger Event”), the Company shall pay to the Purchaser (simultaneously with such termination of this Agreement in the case of a Trigger Event of the type described in clause (i), not later than one business day after such termination of this Agreement in the case of a Trigger Event of the type described in clause (ii) or (iii), or not later than one business day after entering into an agreement with respect to, or consummating, an Acquisition Proposal, in the case of a Trigger Event of the type described in clause (iv)) an amount equal to $3,000,000 (the “Termination Fee”).

(c)    Upon the termination of this Agreement due to the occurrence of a Trigger Event, the Company agrees that, in addition to the payment of the Termination Fee provided for in Section 8.1(b) hereof, it shall at the time of payment of the Termination Fee as required by Section 8.1(b) hereof, reimburse the Purchaser for up to $375,000 of actual, documented and reasonable out-of-pocket expenses incurred, or to be incurred by the Purchaser and its affiliates (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) (“Expenses”) in connection with the Merger and the consummation of the transactions contemplated by this Agreement.

(d)    the Purchaser and the Company agree that the agreements contained in Section 8.1(b) and (c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay any amounts due under such Section 8.1(b) and (c), it shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on any unpaid amounts, at the prime rate as published in the Wall Street Journal, from the date such amount was required to be paid.

Section 8.2    Amendment and Modification.    Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

Section 8.3    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 8.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to the Purchaser, to:

XXI Merger Corp.
c/o Thoma Cressey Equity Partners
One Embarcadero Center, Suite 2930
San Francisco, CA 94111
Attention: Orlando Bravo
Telephone No.: (415) 263-3660
Telecopy No.: (415) 392-6480

with a copy to:

LLR Partners Inc.
1811 Chestnut Street, Suite 700
Philadelphia, PA 19103
Attention: Mitchell L. Hollin
Telephone No.: (215) 717-2910
Telecopy No.: (215) 717-2270

and a copy to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: Kevin R. Evanich, P.C.
Gerald T. Nowak
Telephone No.: (312) 861-2000
Telecopy No.: (312) 861-2200

and

(b)    if to the Company, to:

Prophet 21, Inc.
19 West College Avenue
Yardley, PA 19067
Attention: John E. Meggitt
Telephone No.: (215) 493-8900
Telecopy No.: (215) 321-8008

with a copy to:

Morgan Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103-2921
Telephone No.: (215) 963-5000
Telecopy No.: (215) 963-5299
Attention: Steve Goodman
Justin W. Chairman

Section 8.5    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term “affiliate(s)” shall have the meaning set forth in Rule l2b-2 of the Exchange Act. The term “knowledge” means, with respect to the Company, actual knowledge of the persons named on Schedule 8.5 hereto or such knowledge that such persons should have had in the performance of their duties.

Section 8.6    Waivers.    Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.7    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.8    Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein):    (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10 hereof, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.9    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.10    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 8.11    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Purchaser or to any direct or indirect wholly owned Subsidiary of the Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.12    Headings.    The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 8.13    Specific Performance.    Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

*  *  *  *  *

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XXI MERGER CORP.

By:	/s/ ORLANDO BRAVO
Name: Orlando Bravo Title:

PROPHET 21, INC.

By:	/s/ JOHN E. MEGGITT, PH. D.
Name: John E. Meggitt, Ph. D. Title: Chairman of the Board

Exhibit A

Amended and Restated Lease Agreement

This Amended and Restated Lease Agreement (“Lease”) is made as of the          day of November, 2002, by and between John E. Meggitt and Dorothy Meggitt, both individuals having an address of 5950 Pidcock Creek Road, New Hope, Pennsylvania 18938 (hereinafter collectively referred to as “Landlord”) and Prophet 21 New Jersey, Inc., a New Jersey corporation (the “Tenant,” formerly known as Prophet 21, Inc.), having an address of 19 West College Avenue, Yardley, Pennsylvania 19067.

Statement of Facts

A.    Landlord is the owner of all those lands and premises situated in the Borough of Yardley, Bucks County, Pennsylvania, commonly known as 19 West College Avenue, Yardley, Bucks County, Pennsylvania, consisting of ten (10) acres, more or less (the “Real Estate”) more particularly described on the metes and bounds legal description which is attached hereto, made a part hereof, and labeled Exhibit “A”, and a certain building and other structures situate thereon (collectively, the “Improvements”).

B.    The Real Estate and the Improvements shall hereinafter be collectively be referred to as the “Leased Premises”.

C.    Landlord and Tenant were parties to a certain Lease Agreement, dated August 21, 1987, a certain Amended Lease dated February 29, 1988, as amended March 10, 1990, a certain Lease Agreement dated July 1, 1993, and a certain Lease Agreement dated July 1, 1998 (collectively, the “Prior Agreements”).

D.    Landlord desires to lease the Leased Premises to Tenant, and Tenant desires to lease the Leased Premises, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the rents and the mutual covenants and conditions hereinafter set forth, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1.    Termination of Prior Agreements. The Prior Agreements are hereby terminated, rendered null and void, and of no further force or effect, and the Landlord and Tenant shall have no further liability to each other with respect thereto.

2.    Premises. Landlord hereby demises and leases to Tenant and Tenant hereby hires and rents, subject to the terms and conditions hereof, from Landlord, the Leased Premises together with all rights, privileges, tenements, hereditaments, easements and appurtenances belonging or appertaining thereto, to have and hold unto Tenant, subject to the covenants and conditions contained herein which Landlord and Tenant respectively agree to keep and perform.

3.    Term. The initial term of this Lease shall be for a period of five (5) years, commencing as of the date hereof (the “Commencement Date”) and terminating on the last day of the calendar month that is five (5) years after the Commencement Date. Landlord hereby grants to Tenant one (1) option to extend the term of this Lease on the same terms, conditions and provisions as contained in this Lease, except as otherwise provided herein, for a period of two (2) years after the expiration of the initial term (the “Extension Period”), which Extension Period shall commence immediately upon the expiration of the initial term. In order to exercise its option to renew this Lease for the Extension Period Tenant shall give Landlord notice of such exercise at least six (6) months prior to the expiration of the initial term.

4. Possession.

4.1    Tenant shall be entitled to continued possession of the Leased Premises to be used and occupied for any lawful purpose (including, but not limited to, activities incident to the Tenant’s business of selling computer systems) as of the Commencement Date, and shall surrender possession of the Leased Premises at the expiration of the Lease Term as herein provided. Tenant agrees to give up quiet and peaceable possession of the Leased Premises, in the condition in which it is required to be kept under this Lease, at the end of the term, without further notice from Landlord.

4.2    Tenant, its employees, agents and invitees, shall comply with all reasonable rules and regulations adopted by Landlord that do not materially interfere with Tenant’s use of the Leased Premises, as permitted under this Lease. Landlord upon submitting prior written notice to Tenant may from time to time adopt reasonable changes or additions to such rules and regulations, provided that, such changes and additions do not conflict with Tenant’s current use of the Leased Premises. All such rules and regulations shall be applied by Landlord in a nondiscriminatory manner to all tenants and invitees. Any such rules and/or regulations shall go into effect thirty (30) days after receipt thereof in writing by Tenant.

4.3    Tenant shall use the Leased Premises only for office, warehouse and shipping operations in connection with its business as a seller of computer systems and, subject to Landlord’s consent, which shall not be unreasonably withheld or delayed, Tenant may use the Leased Premises for any lawful purpose reasonably related to the activities of the business.

5.    Base Rent.

5.1    Base rent for the period commencing on the Commencement Date and ending June 30, 2003 shall be computed at the rate of Four Hundred Eighty Nine Thousand Six Hundred and 00/100 Dollars ($489,600.00) per year and shall be payable in consecutive, successive, and equal monthly installments of Forty Thousand Eight Hundred and 00/100 Dollars (40,800.00) each. If the Commencement Date shall be a day other than the first day of a calendar month, then Tenant shall pay, upon the Commencement Date, an amount equal to the applicable monthly installment of rent multiplied by a fraction the numerator of which shall be the number of days remaining in the month, including and after the Commencement Date, and the denominator of which shall be the number of days in the month.

5.2    The annual base rent shall be increased on each July 1st of the Term (including the Extension Period) by an annual amount of Fourteen Thousand Four Hundred and 00/100 Dollars ($14,400.00) above the annual base rent in effect for the previous year of the initial term or Extension Period, if applicable, payable in monthly increases of One Thousand Two Hundred and 00/100 Dollars ($1,200.00).

5.3    All payments of annual base rent shall be paid on the first (lst) day of each month in advance in equal, consecutive, and successive installments at the address of Landlord set forth herein or such other place as Landlord may designate by written notice to Tenant.

6.    Additional Rent. Tenant shall pay as rent in addition to the annual base rent herein reserved any and all sums which may become due by reason of the obligations imposed on the Tenant under the terms of this Lease. Base rent and additional rent are herein together referred to as “Rent”.

7.    Payment by Tenant. Tenant shall pay, without demand, the rent and all other charges herein reserved as rent on the days and times and at the place that the same are made payable, without fail, and if Landlord shall at any time or times accept said rent or rent charges after the same shall have become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights. Upon and during the continuance of an Event of Default (as hereinafter defined), any charge or payment herein reserved, included or agreed to be treated or collected as rent and/or any other charges or taxes, expenses, or costs herein agreed to be paid by Tenant may be proceeded for and recovered by Landlord by distraint or other process in the same manner as rent due and in arrears, provided however, that Tenant has received notice of default, and Tenant has failed to cure such default within the applicable cure period provided for in this Lease.

8.    Obligations of Landlord. Landlord, at its sole cost, shall be responsible only for the following matters and expenses with respect to the Leased Premises during the Lease Term:

(a)    provide fuel oil sufficient to operate the fuel oil fired heating system of the Leased Premises for the periods commencing on October 1 and terminating on May 31;

(b)    major repair and replacement, if necessary, of the roof deck, foundation, structural and load-bearing portion of the building, sidewalks and parking areas within the Leased Premises;

(c)    replace, if necessary, major components of the plumbing system, electrical system, the utility lines and connections to the Leased Premises, and the sprinkler mains, if any;

(d)    repair and replace, if necessary, the major parts of the HVAC system;

(e)    provide reasonably prompt and efficient snow removal for the parking areas of the Leased Premises, and provide cindering of the entrance drive of the Leased Premises, as necessary;

(f)    pay for the cost of municipal water and sanitary sewage disposal for the Leased Premises; and

(g)    perform landscape maintenance as needed in Landlord’s reasonable judgment.

9.    Services, Taxes and Costs to be Paid for by Tenant. Tenant shall be responsible for the following with respect to the Leased Premises during the Lease Term, and for all costs, expenses, interest and penalty charges associated therewith:

(a)    All real estate taxes, county, township, school, general assessments, and Tenant’s share of special assessments as provided below, (hereinafter, “Real Estate Taxes”) assessed or levied against the Leased Premises, based on the per diem rate for the year. The amount owed by Tenant shall be paid to Landlord within thirty (30) days after the date on which Landlord has supplied Tenant with a bill for each tax, assessment and charge, but no more than ten (10) days prior to the date Landlord is required to pay said Real Estate Taxes. Any special assessments levied against the Leased Premises shall be deemed to relate to public improvements having a useful life of twenty (20) years. As Tenant’s share of such special assessments, Tenant shall pay to Landlord each year during the Term and any Extension Period an amount equal to one-twentieth (1/20) of any such special assessment.

(b)    All personal property taxes, or other governmental assessments or taxes, assessed on account of Tenant’s personal property or on account of any equipment located in, or affixed to, the Leased Premises.

(c)    Janitorial services within the interior of the Leased Premises including, but not limited to, the walls, floors, ceilings, carpets, windows and closets, and for the removal from the Leased Premises of garbage and any other refuse or solid waste including the cost of maintaining a dumpster or other similar receptacle, including acquiring and maintaining any receptacles, bins or containers to facilitate recycling.

(d)    Except as specifically set forth herein as an obligation of Landlord, all electric utility costs and costs relating to the maintenance and operation of the electrical system of the Leased Premises, including all charges for electricity used in connection with cooling and heating of the Leased Premises.

(e)    Except as specifically set forth herein as an obligation of Landlord, all general maintenance and upkeep of the Leased Premises, including the repair of the electrical, heating, sanitary, air conditioning and plumbing systems and equipment, appliances, minor roof repairs, maintenance of sidewalks and the parking areas of the Leased Premises. All maintenance and repairs by Tenant shall be made in a first class, workmanlike manner by personnel or contractors previously approved by Landlord, whose approval shall not be unreasonably withheld or delayed. Tenant shall require its personnel and contractors to comply with all building standards, code standards, and other reasonable requirements of Landlord

(f)    Making such alterations and improvements as Tenant shall undertake and as shall be approved by Landlord pursuant to Paragraph 17 hereof.

(g)    Compliance with all statutes, ordinances, rules, orders, regulations and requirements of the federal, state and municipal government and any and all of their departments or bureaus relating to Tenant’s operations on the Leased Premises.

Neither Landlord nor Tenant shall cause liens of any kind (whether for materials, wages, labor or services) to be placed against the Leased Premises. If any such liens are filed, against the Leased Premises, the responsible party shall, within thirty (30) days after notice of filing thereof, cause the same to be discharged of record by payment, deposit or bond.

10.    Right to Contest. Tenant shall have the right to contest, by legal proceeding, or by such other manner as Tenant shall reasonably deem suitable, the validity or amount of any sum which Tenant is obligated to pay under Paragraph 9 herein, provided that such contest shall be free of any expense to Landlord. Landlord agrees to cooperate in any such contest and execute all documents reasonably required in connection therewith.

11.    Condition of Leased Premises and Repairs.

11.1    Tenant has examined the Leased Premises and accepts the Leased Premises in its present condition; provided, however, that Tenant shall, during the Term of this Lease, have the right to report to Landlord any latent defects which are in need of repair based upon the obligation of Landlord to do work to the structural and exterior elements of the Leased Premises as set forth in Paragraph 8.

11.2    Except as specifically set forth herein as an obligation of Landlord, Tenant shall take good care of the Leased Premises and the fixtures and appurtenances thereto, and shall take necessary action to ensure that the Leased Premises shall suffer no waste or injury . Tenant shall further make all minor repairs to the Leased Premises, keeping the Leased Premises generally in good repair, order and condition, reasonable wear and tear excepted, and            , at the end of the Lease Term, Tenant shall vacate and surrender the same to Landlord broom clean, free of debris, and in good order and condition, reasonable wear and tear excepted. In addition, at the end of the Lease Term, Tenant shall deliver to Landlord all keys and entry devices to the Leased Premises.

11.3    If any repairs and replacements are necessitated by the negligence of Tenant, Tenant shall promptly reimburse Landlord for the repair and replacement costs incurred, subject to any insurance proceeds received by Landlord. Landlord shall use its best efforts to incur only reasonable costs in connection with any repair or replacement to the Leased Premises for which Tenant is obligated to reimburse Landlord. Landlord shall not be liable for any injury to or interference with Tenant’s business arising from the performance of any repairs, maintenance or improvements in or to the Leased Premises or to any appurtenances or equipment therein; provided however, that Landlord shall perform all such work with due diligence and in a manner so as to minimize interference with Tenant’s business.

11.4    Tenant shall not use any machinery or equipment at the Leased Premises which produces excessive noise, vibration, odors or fumes without the written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. Landlord hereby acknowledges that such machinery and equipment at the Leased Premises as of the Commencement Date as operated as of the Commencement Date do not produce excessive noise, vibrations, odors or fumes.

11.5    Tenant shall not do or permit to be done any act, or bring or permit to be brought any material onto the Leased Premises, which shall be deemed to be a fire hazard by any federal, state, or local law, statute, ordinance or regulation, other than fuel oil. Landlord hereby acknowledges that such materials and the operation of the current business on the Leased Premises as of the Commencement Date as operated as of the Commencement Date do not, to Landlord’s knowledge, constitute a fire hazard by any federal, state, or local law, statute, ordinance or regulation, other than fuel oil.

12.    Compliance with Laws. To the extent applicable to Tenant’s use of and business operations on the

Premises, Tenant shall comply with: (i) all statutes, ordinances, rules, orders, regulations and requirements of the federal, state and local government and of any and all of their departments and bureaus having jurisdiction of the Leased Premises, for the correction, prevention and abatement of nuisances, violations or other grievances, in, upon or connected with the Leased Premises during the Lease Term, (ii) with all rules, orders, and regulations of the Board of Fire Underwriters, or any other similar body, for the prevention of fires, at Tenant’s own cost and expense. To the extent applicable generally to the Leased Premises or the ownership thereof, Landlord shall comply or cause the Leased Premises to comply with the foregoing. Landlord represents that to its best knowledge, there are no notices of outstanding violations applicable to the Leased Premises.

13.    Environmental. “Environmental Laws” means all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning pollution or protection of the environment and the exposure of persons or natural resources to hazardous substances, pollutants, contaminants, wastes, noise, odor or radiation.

“Hazardous Materials” means:

(a)    any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (iii) containing polychlorinated biphenyls (PCBs); (iv) containing asbestos; or (v) which is radioactive; or

(b)    any other pollutant or contaminant or hazardous, toxic, flammable or dangerous chemical, waste, material or substance, as all such terms are used in their broadest sense, and defined, regulated or to become regulated by Environmental Laws, or which cause a nuisance upon or waste to the Leased Premises.

“Handle,” “handled,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

No Hazardous Materials shall be handled, upon, about, above or beneath the Leased Premises or any portion thereof by or onbehalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees except by express written permission and consent of the Landlord. Any such Hazardous Materials so handled shall be known as Tenant’s Hazardous Materials. Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies) may be used and stored on the Leased Premises without Landlord’s prior written consent, but only in compliance in all material respects with all applicable Environmental Laws as defined herein.

Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any federal, state or local governmental agency or political subdivision, which requirements arise from the Tenant’s handling of Tenant’s Hazardous Materials upon, about, above or beneath the Leased Premises. Such actions shall include, but not be limited to, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Tenant shall take all actions necessary to restore, in all material respects, the Leased Premises to the condition existing prior to the introduction of Tenant’s Hazardous Materials, notwithstanding any less stringent standards or remediation allowable under applicable Environmental Laws. Tenant shall nevertheless obtain Landlord’s written approval prior to undertaking any actions required by this paragraph, which approval shall not be unreasonably withheld or delayed so long as such actions would not potentially have a material adverse effect on the Leased Premises.

Notwithstanding anything contained herein to the contrary, Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all suits, actions, damages, liabilities, and expenses, including reasonable attorneys fees, arising out of the Tenant’s handling of Tenant’s Hazardous Materials.

Notwithstanding anything contained herein to the contrary, Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all suits, actions, damages, liabilities, and expenses, including reasonable attorneys fees, arising out of the handling of any Hazardous Materials upon, about, above or beneath the Leased Premises or any portion thereof prior to the date of this Lease, or not handled by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees.

14.    Insurance Obligations.

14.1    Tenant shall insure, at its own expense, all of its own equipment and other personal property situate on the Leased Premises and shall also carry commercial general liability coverage for Tenant and Landlord in a policy amount of at least Two Million Dollars ($2,000,000.00) [Subject to Broker Review], and with umbrella liability coverage in an amount of at least Five Million Dollars ($5,000,000.00) [Subject to Broker Review], with deductibles which are reasonable and consistent with commercial practice in similar circumstances. A certificate of insurance stating the coverages obtained by Tenant shall be provided to Landlord within thirty (30) days of the date of this Lease, and thereafter on each yearly anniversary date of the date of this Lease. The certificate will indicate that coverages are provided by a reputable and responsible insurance company licensed to do business in the Commonwealth of Pennsylvania. The certificate will stipulate that the insurer will give Landlord at least thirty (30) days advance written notice of any impending cancellation or imposition of a major change in such policy.

14.2    Tenant shall obtain fire and extended coverage insurance on all leasehold improvements on the Leased Premises, including, but not limited to, all of Tenant’s equipment, trade fixtures, appliances, furniture, furnishings and personal property in or about the Leased Premises. Such insurance shall include an all-risk legal liability endorsement to cover property damage for which Tenant is responsible.

14.3    Notwithstanding anything to the contrary provided elsewhere in this Lease, Landlord and Tenant each hereby release the other, and their respective officers, directors, employees and agents from liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to the property of the other party, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Landlord and Tenant each agree that any insurance policy covering the Leased Premises will include such a clause or endorsement.

14.4    Landlord hereby agrees to carry such fire and casualty insurance on the buildings located on the Leased Premises in such amounts and coverage as Landlord has historically carried with respect to the Leased Premises, which policy amounts, limits, deductibles and coverage are described on Exhibit              to this Lease. Landlord shall obtain such coverage from the insurance carrier described on Exhibit             . Subject to Tenant’s consent, which shall not be unreasonably withheld or delayed, Landlord may elect to obtain such insurance coverage from a different carrier. Tenant shall reimburse Landlord for the cost of such insurance within ten (10) days following receipt of Landlord’s bill therefor (the “Insurance Charge”). Landlord, upon request, shall furnish Tenant a certificate of such Landlord’s fire and casualty insurance. Notwithstanding the foregoing, Landlord may carry insurance coverage in excess of that described on Exhibit             , provided that Landlord bears the additional expense incurred thereby.

15. Liability and Indemnification.

15.1    During the Lease Term, Landlord, including Landlord’s officers, directors, employees, servants, invitees, licensees and agents, shall not be liable for any injury or damage to person or property occurring by reason of any existing or future condition or latent defect in the Leased Premises including, but not limited to, any mechanical or electrical equipment wiring or appurtenances being out of repair, any damage or impairment of parking facilities, curbs, walks or lawns, injury or damage resulting from falling plaster, steam, gas, electricity, water, rain or snow which may leak from any part of the Improvements or from pipes, appliances or plumbing work of the same, or from the outside or subsurface or from any other place, or by dampness or any other cause of whatever nature, or by fire, explosion, collapse or broken glass, or bursting, leaking or running of any basin, tank, tub, wastepipe, gutter, or downspout, nor shall Landlord, or its agents, be liable for any such damage caused by other tenants, if any, or persons in the Improvements, or caused by vandalism or malicious mischief; provided, however, that nothing herein shall relieve Landlord from liability caused by Landlord’s negligence or willful misconduct

15.2    Landlord hereby indemnifies and holds Tenant harmless from and against any and all claims, demands, liabilities and expenses, including attorneys’ fees, arising from actions or from any act permitted, or any omission to act, in or about the Leased Premises by Landlord or its agents, employees, contractors, or invitees, or from any breach or default by Landlord of this Lease, except to the extent caused by Tenant’s negligence or willful misconduct. In the event any action or proceeding shall be brought against Tenant by reason of any such claim, Landlord shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

15.3    Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims, demands, liabilities and expenses, including attorneys’ fees, arising from actions or from any act permitted, or any omission to act, in or about the Leased Premises by Tenant or its agents, employees, contractors, or invitees, or from any breach or default by Tenant of this Lease, except to the extent caused by Landlord’s negligence or willful misconduct. In the event any action or proceeding shall be brought against Landlord by reason of any such claim, Tenant shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Landlord.

16.    Assignment and Subletting. Tenant shall not assign this Lease or sublet the Leased Premises, or any interest herein or therein, or allow others to use or occupy the Leased Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. For purposes of clarity, a change of control or ownership of Tenant shall not be deemed an assignment hereunder.

17.    Alterations and Improvements. Tenant shall make no alterations, additions or improvements to the Leased Premises without the written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, that Tenant shall be permitted to make interior nonstructural alterations, additions, and improvements costing less than $200,000.00 without Landlord’s prior consent.

17.1    All such work shall be carried on at Tenant’s cost, and in a first class, workmanlike manner in accordance with building standards and other reasonable requirements of Landlord and in compliance with all governmental orders, regulations and permits. Such work shall be performed by responsible contractors, approved by Landlord who will, prior to commencement of work, submit satisfactory proof of insurance coverage naming Landlord as an additional insured and file with the Prothonotary of Bucks County a waiver of liens with respect to all labor and materials to be furnished in connection with such work by the contractor and its subcontractors and materialmen.

17.2    Following completion of such alterations, additions or improvements (hereinafter “Tenant’s Improvements”) by Tenant, Tenant shall have ownership of such Improvements, and thus, the right to depreciate such Improvements.

17.3    Tenant, with the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed), may remove any alterations, additions, trade fixtures, improvements, appliances or equipment installed by Tenant which can be removed without damage to or leaving incomplete the Leased Premises. Landlord may direct Tenant at the end of the Lease Term or upon the earlier termination of this Lease, and whether or not Tenant is in default hereunder, to remove all alterations, additions, improvements, trade fixtures, appliances or other personal property brought into or placed about the Leased Premises by Tenant or constructed or installed therein by Tenant (including but not limited to, partitions, cabinets, shelving, drapes, shades, furniture, wiring and plumbing) during the term of this Lease as may be specified in writing by Landlord, and Tenant shall, at its expense, immediately effect such removal and shall repair all damage incidental thereto.

18.    Damage to the Leased Premises. If the Leased Premises shall be partially damaged or rendered untenantable by fire or other causes, unless caused by the uninsured intentional or willful misconduct of Tenant, or Tenant’s servants, employees, agents or licensees, the Leased Premises so damaged or rendered untenantable shall be repaired promptly and within a reasonable time, by and at the expense of Landlord and the rent from the time of such damage or untenantability until such repairs shall be completed shall abate in proportion to the part of the Leased Premises which is not reasonably useable by Tenant; in such event, any rent paid in advance shall be apportioned and refunded. If such partial damage or untenantability is due to the uninsured intentional or willful misconduct of Tenant, or Tenant’s servants, employees, agents or licensees, the Leased Premises so damaged shall be repaired promptly and within a reasonable time by Landlord, but there shall be no apportionment or abatement of rent. In the event of the Leased Premises being so badly damaged that it cannot be repaired within ninety (90) days from the date of such damage, then the Lease Term hereby created shall, at the option of either the Landlord or the Tenant cease thirty (30) days after written notice from either party to the other party, and Tenant shall surrender the Leased Premises and all of Tenant’s interest therein to Landlord, and shall be liable for rent only to the time of the surrender, and Landlord may reenter and repossess the Leased Premises.

19.    Inspection of Leased Premises; Showing Lease Premises. Landlord and its agents shall have the right to enter into and upon the Leased Premises, or any part thereof, at all reasonable hours and with reasonable advance written notice of at least twenty-four (24) hours, except that such notice shall not be required in the event of an emergency, for the purpose of examining the same, or making repairs or alterations therein. Landlord and its agents may show the Leased Premises to persons wishing to hire or purchase the same at reasonable hours and upon reasonable prior written notice to Tenant of at least twenty-four (24) hours.

20.    Interruption of Services. This Lease shall not be affected and there will be no diminution or abatement of rent or other payments and no constructive eviction shall be claimed or allowed because of the interruption or curtailment of any services or utilities in or to the Leased Premises from causes beyond Landlord’s control nor, except if caused by Landlord’s negligence or willful misconduct, for any inconvenience arising from repairs in or about the Leased Premises or from improvements made to the same.

21.    Condemnation. If the whole of the Leased Premises shall be acquired or condemned by eminent domain for any public or quasi-public use, then, in that event, the Lease Term shall cease and terminate from the date that title vested in such proceeding. Tenant shall have no claim against Landlord for the value of the unexpired Lease Term. No part of any condemnation award shall belong to Tenant. Tenant expressly waives any right or claim to any part thereof and assigns to Landlord any such right or claim to which Tenant might become entitled (except as set forth in subparagraphs 21.3 and 21.4 hereof) and the rent shall abate in proportion to the square footage taken or condemned.

21.1    If any part, but not the whole, of the Leased Premises shall be so taken or conveyed, and in the event that such partial taking or conveyance shall render the Leased Premises unsuitable for the business of Tenant, then the Lease Term shall terminate as of the date on which possession of the Leased Premises is required to be surrendered to the condemning authority, all rent and other charges shall be paid up to that date, and Tenant shall have no claim against Landlord for the value of any unexpired Lease Term, but shall have claims as set forth in subparagraphs 21.3 and 21.4 hereof. In the event of a partial taking, partial condemnation, or conveyance supported by a power of eminent domain which is not extensive enough to render the Leased Premises unsuitable for the business of Tenant, then Landlord shall promptly restore the Leased Premises to the extent of condemnation proceeds available for such purpose to a condition comparable to its condition at the time of such condemnation, less the portion lost in the taking, and Tenant shall promptly make all necessary repairs, restorations and alterations of Tenant’s fixtures, equipment and furnishings and shall promptly re-enter the Leased Premises and commence doing business in accordance with the provisions of this Lease and this Lease shall continue in full force and effect.

In the case of a partial condemnation, rent shall abate only to the extent that the annual fair market rental value of the Leased Premises has been diminished. The fair market value shall be determined by the agreement of two licensed real estate appraisers — one selected by the Landlord and one selected by the Tenant. If they cannot agree, then they shall jointly select a third licensed real estate appraiser whose decision shall be binding on the parties, except that Landlord reserves the right to declare that a complete condemnation has taken place and in which case the Lease Term shall cease and terminate.

21.2    For purposes of determining the amount of funds available for restoration of the Leased Premises from the condemnation award, said amount shall be deemed to be that part of the award which remains after payment of Landlord’s reasonable expenses incurred in recovering same and any amounts due to any mortgagee of Landlord, and which represents a portion of the total sum so available (excluding any award or other compensation for land) which is equitably allocable to the Leased Premises.

21.3    Although all damages in the event of any condemnation shall belong to Landlord and any mortgagee of Landlord, Tenant shall have the right, to the extent that same shall not diminish Landlord’s or such mortgagee’s award, to claim and recover from the condemning authority, but not from Landlord or such mortgagee, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right for, or on account of, and limited solely to, any cost to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment.

21.4    Tenant waives all claims against Landlord by reason of the complete or partial taking of the Leased Premises and hereby relinquishes and assigns unto Landlord any rights and damages to which Tenant might otherwise be entitled for condemnation of the leasehold estate created by this Lease; provided, however, that Tenant shall nevertheless be entitled to make any claims which Tenant may have against the condemning authority for relocation damages, damages for tenant improvements and any other payments lawfully due tenants as such, without diminution of the sums due Landlord.

22.    No Obstructions. Tenant shall not obstruct the entrance drive, sidewalks, parking areas, or loading areas, nor allow the stairs within the Leased Premises, or the internal halls to be obstructed or encumbered in any manner.

23.    Signs. No signs, advertising, notices or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Improvements or anywhere on the Real Estate, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and where required by law without proper license and permission by municipal and governmental agencies regulating the same. However, Landlord hereby consents to Tenant’s placing and maintaining an appropriate sign next to the entrance drive of the Leased Premises during the Lease Term, subject to compliance with applicable governmental regulations.

24.    Non-disturbance and Attornment.

24.1    Upon written request of Landlord, or any mortgagee or beneficiary of Landlord, Tenant will, in writing, subordinate this Lease and Tenant’s rights hereunder to the interest of any ground lessor of the land upon which the Leased Premises is situated and to the lien of any mortgage or deed of trust now or hereafter given on the Leased Premises and to all advances made or hereafter to be made upon the security there of; provided, however, that the ground lessor or mortgagee or trustee named in said mortgage or trust deed shall agree that Tenant’s peaceable possession of the Leased Premises or its rights under this Lease will not be disturbed on account thereof.

24.2    In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deeds of trust, upon any such foreclosure or sale Tenant agrees to recognize such beneficiary or purchaser as the Landlord under this Lease, provided Tenant’s rights under this Lease continue unabated.

24.3    Landlord represents and warrants that, as of the Commencement Date, except for this Lease, the Real Estate and the Improvements are not subject to any lease, ground lease, license or other occupancy agreement or mortgage, deed of trust or other interest securing debt.

25.    Intentionally Omitted

26.    Collection of Delinquent Rent. In the event that it shall become necessary for Landlord to engage the services of an attorney or collection agency to collect delinquent rent from Tenant, Tenant shall pay all reasonable costs associated therein, including but not limited to attorneys fees, or collection agency fees, together with all court costs and disbursements. Tenant shall pay, as additional rent, all reasonable attorneys fees and other expenses incurred by Landlord in enforcing any of the other obligations under this Lease.

27.    Default provisions.

27.1    Events of Default.    Any of the following events shall be an “Event of Default” by Tenant under this Lease:

(a)    If default shall be made in the due and punctual payment of any rent or additional rent payable under this Lease when and if the same shall become due and payable, and such default shall continue for a period of (10) days after receipt of written notice from Landlord (except that such notice need not be given in more than two (2) instances in any twelve (12) month period); or

(b)    If any default shall be made by Tenant in the performance of, or compliance with, any of the covenants, agreements, terms or provisions contained in this Lease, other than those referred to in the foregoing subparagraph (a), and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, or if such default is of a nature which cannot be cured within thirty (30) days, if Tenant fails to commence to cure such default within thirty (30) days after written notice thereof from Landlord to Tenant, and thereafter fails to diligently cure such default; or

(c)    If the Leased Premises shall be deserted or vacated by Tenant for a period of more than sixty (60) days prior to the expiration of the Lease Term; or

(d)    If a voluntary or involuntary petition in bankruptcy shall be filed by or against Tenant, or if Tenant shall be adjudicated a bankrupt or insolvent, or shall make an assignment for the benefit of creditors, or shall file any petition of answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal or state insolvency act, all of which is not either dismissed or terminated within sixty (60) days.

27.2    Remedies.    Following the occurrence and during the continuance of an Event of Default, Landlord may at any time thereafter, exercise one or more of the following remedies:

(a)    Landlord may, by written notice to Tenant, accelerate the whole or any part of the Rent and other charges, payments, costs and expenses herein agreed to be paid by Tenant for the entire unexpired balance of the Term. Such amount if so accelerated shall, in addition to any Rent already due and payable, be deemed due and payable as if, by the terms and provisions of this Lease, such accelerated Rent and other charges, payments, costs and expenses were on that date payable in advance.

(b)    Landlord may reenter the Leased Premises and remove all persons and all or any property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution or damages therefor, and repossess and enjoy the Leased Premises, together with all other installations of Tenant. Upon recovering possession of the Leased Premises by reason of or based upon or arising out of a default on the part of Tenant, Landlord may, at Landlord’s option, either terminate this Lease or make such alterations and repairs as may be reasonably necessary in order to relet the Leased Premises; and relet the Leased Premises or any part or parts thereof, either in Landlord’s name or otherwise, for a term or terms which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term and at such rent or rents and upon such other terms and conditions as in Landlord’s reasonable discretion may seem advisable and to such person or persons as may in Landlord’s reasonable discretion seem best. Upon each such reletting all rents received by Landlord from such reletting shall be applied: first, to the payment of any amounts other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of obtaining possession of and reletting the Leased Premises, including brokerage fees and reasonable attorney’s fees and all costs of such alterations and repairs; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as it may become due and payable hereunder. If such rentals received from such reletting during any month shall be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such reentry or taking possession of the Leased Premises or the making of alterations and/or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such election be given to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default. Tenant, for Tenant and Tenant’s successors and assigns, hereby irrevocably constitutes and appoints Landlord as Tenant’s and Tenant’s successors’ and assigns’ agent to collect the rents due and to become due under all subleases of the Leased Premises or any parts thereof without in any way affecting Tenant’s obligation to pay any unpaid balance of Rent due or to become due hereunder.

(c)    Landlord may terminate this Lease and the Term hereby created without any right on the part of Tenant to waive the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken; whereupon Landlord shall be entitled to recover, in addition to any and all sums and damages for violation of Tenant’s obligations hereunder in existence at the time of such termination, damages with respect to the unexpired portion of the Term in an amount equal to the amount of the Rent reserved for the balance of the Term, as well as all other charges, payments, costs and expenses herein agreed to be paid by Tenant for such period, all discounted at the rate of six percent (6%) per annum to their then present worth, less the fair rental value of the Premises for the balance of the Term, also discounted at the rate of six percent (6%) per annum to its then present worth, all of which amount shall be immediately due and payable from Tenant to Landlord.

(d)    In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not herein provided for.

(e)    No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy herein or by law provided but each shall be cumulative and in addition to every other night or remedy given herein or now or hereafter existing at law or in equity or by statute, subject however, to legal and equitable principles limiting the exercise of duplicative remedies.

(f)    Tenant expressly waives the right to three (3) months’ notice and/or fifteen (15) or thirty (30) days’ notice required under certain circumstances by the Landlord and Tenant Act of 1951, and Tenant hereby agrees that five (5) days’ notice shall be sufficient in either or any such case.

(g)    For the purpose of calculating the “accelerated Rent” payable under Section 27.2(a) and the “Rent reserved for the balance of the Term” for the purposes of Section 27.2(c), the amount payable by Tenant for Taxes and the Insurance Charge for the balance of the Term shall be equal to the sum of the highest amount paid or payable by Tenant in any calendar year for Taxes and the Insurance Charge multiplied by the number of calendar years (including any fractional calendar year) remaining in the Term.

27.3    Confession of Judgment.    THE FOLLOWING PARAGRAPH SETS FORTH A WARRANT OF AUTHORITY FOR ANY ATTORNEY TO CONFESS JUDGMENT AGAINST TENANT. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST TENANT, TENANT HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TENANT HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA.

AT ANY TIME FOLLOWING THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT BY TENANT UNDER THIS LEASE OR WHEN THIS LEASE SHALL BE TERMINATED OR CANCELED BY REASON OF THE BREACH OF ANY PROVISION HEREOF, EITHER DURING THE ORIGINAL TERM OR ANY RENEWAL THEREOF, AND ALSO AS SOON AS THE TERM HEREBY CREATED OR ANY RENEWAL THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO ENTER INTO ANY COURT OF COMPETENT JURISDICTION A CONFESSION OF JUDGMENT IN EJECTMENT, BY COMPLAINT IN CONFESSION OR ANY OTHER MEANS AUTHORIZED BY APPLICABLE STATUTE OR RULE OF PROCEDURE, AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY THEREOF SHALL BE HIS SUFFICIENT WARRANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE TERMINATED AND POSSESSION REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON AND DURING THE CONTINUANCE OF ANY SUBSEQUENT EVENT DEFAULT OR EVENTS OF DEFAULT, OR UPON THE TERMINATION OR CANCELLATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO ENTER A CONFESSION OF JUDGMENT IN EJECTMENT AGAINST TENANT, AS SET FORTH ABOVE, TO RECOVER POSSESSION AS AFORESAID.

27.4    Attorneys’ Fees.    In the event of any default by Tenant of any of its obligations under this Lease, Tenant shall immediately pay to Landlord, upon demand, an amount equal to all reasonable attorney’s fees and court costs incurred by Landlord in enforcing its rights and remedies under this Lease, whether or not an administrative and/or judicial action is commenced by Landlord against Tenant by reason of such default.

27.5    Curing Tenant’s Defaults.    If Tenant shall be in default of any of its obligations under this Lease, Landlord may (but shall not be obligated to do so), in addition to any other rights it may have in law or equity or under this Lease, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any reasonable sums paid or costs incurred by Landlord in curing such default, together with interest from the respective dates of Landlord’s making of the payments and incurring of the costs, on all sums advanced by Landlord as aforesaid, which sums and costs together with interest thereon shall be deemed Additional Rent payable under this Lease.

27.6    Waiver of Breach.    The waiver by Landlord or Tenant of any breach of any term, covenant or conditions contained in this Lease, shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained in this Lease.

28.    Landlord’s Default.

28.1    Landlord shall be in default of this Lease if it fails to perform any provision of this Lease that it is obligated to perform and if the failure to perform is not cured within thirty (30) days after written notice of the default has been given by Tenant to Landlord. If such a default cannot reasonably be cured within thirty (30) days, Landlord shall not be in default of this Lease if Landlord commences to cure the default within such thirty (30) day period and diligently and in good faith continues to cure the default until completion, provided the same is capable of being cured by Landlord.

28.2    If Landlord shall have failed to cure a default by Landlord after expiration of the applicable time, if any, for cure of a particular default, Tenant may, at its election, but without obligation therefor (a) seek specific performance of any obligation of Landlord, or seek to enjoin any breach hereof, after which Tenant shall retain, and may exercise and enforce, any and all rights which Tenant may have against Landlord as a result of such default, and/or (b) exercise any other remedy given hereunder or now or hereafter existing at law or in equity or by statute, and/or (c) cure the default and sue Landlord for the expense reasonably incurred thereby and deduct from Rent thereafter payable the amount of any final unappealable judgment obtained by Tenant against Landlord in such suit.

29.    Notices. All notices required under this Lease shall be in writing and shall be sent by United States certified mail, return receipt requested, postage pre-paid, or hand delivered, to the addresses of Landlord or Tenant, as the case may be, set forth in the preamble to this Lease, or to such other address as such party may in writing designate. Notices shall be deemed to have been given and received one (1) business day following deposit with Federal Express or other reputable overnight courier service and three (3) days following deposit in the United States Mail if sent by certified mail.

30.    Security Deposit. As security for the performance by Tenant of all the terms and conditions to be performed by Tenant hereunder, Tenant has heretofore deposited with Landlord the sum of Twenty Thousand Dollars ($20,000.00), which sum shall be returned to Tenant upon the expiration of the Lease Term or earlier termination of this Lease, provided Tenant has fully completed such performance. In the event of the sale or transfer of the Leased Premises, Landlord shall have the right to transfer the security deposit to its successor for the benefit of Tenant, and upon such transfer, Tenant acknowledges and agrees that Landlord shall be released by Tenant from all liability for the return of said security deposit.

31.    Holding Over by Tenant. If Tenant shall remain in possession of the Leased Premises after the expiration of the Lease Term, without having executed a new or renewal lease, such holding over shall not constitute a renewal or extension of this Lease and Landlord shall, at its option, be entitled to all remedies available at law against a tenant holding over, or may elect to treat the holding over as a tenancy from month-to-month, subject to all terms and conditions of this Lease, except as to duration, but this shall not preclude Landlord from increasing the monthly base rent amount during the holdover period. Tenant shall be deemed to remain in possession until it shall vacate and surrender the Leased Premises to the Landlord as described in paragraphs 11.2 and 17.3.

32.    Remedies Cumulative. All of the remedies hereinbefore given to Landlord and all rights and remedies given by law and/or in equity shall be cumulative and concurrent. No determination of this Lease or the taking or recovering of the Leased Premises shall deprive Landlord of any of its remedies or actions against Tenant for rent due at the time or which, under the terms hereof, would in the future become due as if there has been no determination, or for any and all sums due at the time or which, under the terms hereof, would in the future become due as if there has been no determination, nor shall the bringing of any action for rent or breach of covenant, or the resort to any other remedy herein; provided for the recovery of rent be construed as a waiver of the right to obtain possession of the Leased Premises.

33.    Quiet Possession. Landlord covenants that Tenant, on paying the said rent, and performing the covenants aforesaid, shall and may peacefully and quietly have, hold and enjoy the said Leased Premises during the Lease Term, without hindrance or interruption by Landlord or any other person or persons lawfully claiming through, by, or under Landlord.

34.    Integration and Governing Law. This Lease constitutes the entire agreement between the parties hereto and there are no understandings, promises, representations or warranties, oral or written, relating to the subject matter of this Lease, which exist or bind any of the parties hereto, their respective heirs, executors, administrators, successors or assigns, except as set forth herein. No amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both parties. It is mutually understood and agreed that this Lease shall be interpreted in accordance with the, laws of the Commonwealth of Pennsylvania and that no presumption shall be deemed to exist in favor or against either party hereto as a result of the preparation or negotiation of the same.

35.    Binding Effect; Severability. The covenants and agreements herein contained are binding on the parties hereto and upon their respective successors, heirs, executors, administrators and assigns. If any of the provisions of this Lease are determined by a court of competent jurisdiction to be illegal or unenforceable, the remaining provisions of this Lease shall continue to be effective.

36.    No Waiver of Enforcement. Landlord shall have the right all times to enforce the covenants and provisions of this Lease in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of Landlord in refraining from so doing at any time or times; and, further, that the failure of Landlord at any time or times to enforce its rights under said covenants and provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions and covenants of this Lease or as having in any way or manner modified the same.

37.    Force Majeure. In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of acts of God, strikes, blackouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war or other reason beyond their control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, but in no event shall this clause postpone, delay or excuse payment of Rent by Tenant to Landlord or taxes to the proper governmental authority.

38.    Recording. This Lease shall not be recorded in any public office, but upon the request of either party hereto, the other party shall join in the execution of a memorandum or short form of this Lease for the purpose of recording. The memorandum or short form of this Lease shall comply with the laws of the Commonwealth of Pennsylvania and shall describe the parties, the Leased Premises and the Lease Term and shall incorporate this Lease by reference.

39.    Headings; Construction. Captions of the paragraphs or parts of this Lease are for convenience only, and shall not be considered or referred to in resolving questions of interpretation or construction. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning, and shall not be construed strictly for or against Landlord or Tenant.

40.    Counterparts. The Lease may be executed in counterparts, each of which shall be deemed an original, all of which shall be deemed one and the same document.

41.    Successors. All rights and liabilities herein given to or imposed upon the respective parties hereto shall bind and inure to the several respective heirs, successors, administrators, executors and assigns of the parties, except that no rights shall inure to the benefit of any assignee or subtenant of Tenant unless the assignment or sublease was approved by Landlord in writing as provided in Paragraph 16 hereof. Landlord, at any time and from time to time, may transfer its interest in the Leased Premises and, in the event of such transfer, Landlord and its successors and assigns (other than the transferee of Landlord’s interest in the Premises) shall be released from any and all liability thereafter accruing hereunder.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above mentioned.

Witnesses:	Landlord:
John E. Meggitt

Dorothy Meggitt
Tenant:
Prophet 21 New Jersey, Inc. a New Jersey business corporation
(Corporate Seal)
Attest:	By:

ANNEX B

November 7, 2002

Board of Directors
Prophet 21, Inc.
19 West College Avenue
Yardley, PA 19067

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than Charles Boyle, III) of common stock (the “Common Stock”) of Prophet 21, Inc. (the “Company”) of the consideration to be received by such holders of Common Stock, pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into between the Company and XXI Merger Corp. (the “Purchaser), an entity formed by Thoma Cressey Equity Partners and LLR Partners, Inc. The Agreement provides for the merger (the “Merger”) of the Purchaser with and into the Company, and in connection therewith, subject to certain exceptions, each issued and outstanding share of Common Stock shall be converted into the right to receive $16.30 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. In addition, we have been advised that certain of the shares of Common Stock held by Charles Boyle, III will be exchanged for shares of capital stock of Purchaser prior to the Merger.

U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. U.S. Bancorp Piper Jaffray Inc. is entitled to an additional fee in the event of the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. U.S. Bancorp, the parent company of U.S. Bancorp Piper Jaffray, has an investment in Thoma Cressey Equity Partners.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the draft dated November 5, 2002 of the Agreement, (ii) the draft dated October 1, 2002 of the Voting Agreement, (iii) the drafts dated October 28, 2002 of the commitment letters from Thoma Cressey Equity Partners and LLR Partners, Inc., (iv) certain publicly available financial, operating and business information related to the Company, (v) certain internal financial information of the Company prepared for financial planning purposes and furnished by the management of the Company, (vi) certain publicly available market and securities data of the Company, (vii) to the extent publicly available, financial terms of certain acquisition transactions involving financial buyers or involving companies operating in industries deemed similar to that in which the Company operates and (viii) to the extent publicly available, financial data of selected public companies deemed comparable to the Company. We have had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based. We have also assumed the Merger will be consummated pursuant to the terms of the Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or its respective affiliates are a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade following announcement or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the proxy or information statement relating to the Merger, in accordance with the terms of our engagement by the Company.

Our opinion addresses solely the fairness of the Merger Consideration to be received by holders of Common Stock (other than Charles Boyle, III) pursuant to the Agreement and does not address any other term or agreement relating to the Merger, including, without limitation, the Noncompetition Agreement or the Lease Agreement to be entered into with John Meggitt, or the ability of Purchaser to finance or otherwise successfully consummate the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration proposed to be received in the Merger pursuant to the Agreement for the Common Stock of the Company is fair, from a financial point of view, to the holders of Common Stock of the Company (other than Charles Boyle, III) as of the date hereof.

Sincerely,

U.S. BANCORP PIPER JAFFRAY INC.

ANNEX C

Section 262 of the Delaware General Corporation Law

ss.262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of ss.251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as Provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX I

(front)

PROPHET 21, INC.

SPECIAL MEETING OF STOCKHOLDERS –             , 20

This Proxy is solicited on behalf of the Board of Directors of the Company

The undersigned hereby constitutes and appoints John E. Meggitt, Ph.D. and Charles L. Boyle, III, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and vote on behalf of the undersigned all of the shares of Common Stock of Prophet 21, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at             , at             , local time, on             , 2002 and at any adjournment or adjournments thereof, upon the following proposal more fully described in the Notice of Special Meeting of Stockholders and Proxy Statement of the Meeting, subject to the directions indicated on the reverse.

If instructions are given in the spaces on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted FOR the proposal to adopt the Agreement and Plan of Merger by and between the Company and XXI Merger Corp. and to approve the transactions contemplated thereby, including the merger of XXI Merger Corp. with and into the Company. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on reverse side)

(reverse)
A. ☒    Please mark your votes as in this example

1. Proposal to adopt the Agreement and Plan of Merger by and between the Company and XXI Merger Corp. and to approve the transactions contemplated thereby, including the merger of XXI Merger Corp. with and into the Company.
FOR AGAINST ABSTAIN ☐ ☐ ☐

2. To vote on such other matters that may properly come before the meeting. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF PROPHET 21, INC.
Signature: __________________________	Signature: _______________________	Date: ______________
Note: Please sign this proxy exactly as name(s) appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signed as a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.